As filed with the Securities and Exchange Commission on July 26, 2000
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933
                                 ---------------

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                 (Name of Small Business Issuer in Its Charter)

            Florida                              3577                        59-2327381
(State or other jurisdiction of      (Primary standard industrial           (IRS employer
 incorporation or organization)      classification code number)       identification number)

                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
(Address of principal place of business or intended principal place of business)

                Slav Stein, President and Chief Executive Officer
                   Advanced Electronic Support Products, Inc.
                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------

                                    Copy to:

                            Philip B. Schwartz, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                               One S.E. 3rd Avenue
                                   28th Floor
                              Miami, Florida 33131
                                 (305) 374-5600
                                 ---------------

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Title of Each Class of   Amount to Be            Proposed Maximum        Proposed Maximum         Amount of Registration
Securities to Be         Registered              Offering Price per      Aggregate Offering       Fee
Registered                                       Unit(1)                 Price
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001     1,179,890 shares        $2.13                   $2,513,166               $664
par value per share
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(1) Computed on the basis of the average of the high and low prices for the common stock as reported on the Nasdaq SmallCap Market for the period July 11-17, 2000 in accordance with Rule 457 (c) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                   Advanced Electronic Support Products, Inc.
                                1,179,890 Shares
                    Common Stock, par value $0.001 per share

         This prospectus relates to 1,179,890 shares of Advanced Electronic Support Products, Inc. common stock that may be offered for sale by the selling shareholders identified in the table on page 32 of this prospectus. We will not receive any proceeds from the sale of the shares.

         Our common stock and warrants are quoted on the Nasdaq SmallCap Market under the symbols "AESP" and "AESPW," respectively. On July 17, 2000, the closing prices of our common stock and warrants as quoted on the Nasdaq SmallCap Market were $2 3/16 and $11/32 respectively.

SEE "RISK FACTORS," BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July __, 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY......................................................... 1

RISK FACTORS............................................................... 4

USE OF PROCEEDS............................................................10

MARKET PRICES OF COMMON STOCK..............................................11

DIVIDEND POLICY............................................................11

CAPITALIZATION.............................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................13

DESCRIPTION OF BUSINESS ...................................................17

MANAGEMENT.................................................................24

PRINCIPAL STOCKHOLDERS.....................................................28

CERTAIN TRANSACTIONS.......................................................29

DESCRIPTION OF SECURITIES..................................................30

SELLING STOCKHOLDERS.......................................................32

PLAN OF DISTRIBUTION.......................................................33

LEGAL MATTERS..............................................................34

EXPERTS  ..................................................................34

INDEX TO FINANCIAL STATEMENTS..............................................F-1

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OR OF ANY SALE OF COMMON STOCK.

    IN THIS PROSPECTUS, "AESP" "WE," "US" AND "OUR" REFER TO ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. AND ITS SUBSIDIARIES.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. This filed material can be read and copied at regional offices of the Securities and Exchange Commission located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information about us and other companies that file electronically with the Securities and Exchange Commission

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     STATEMENTS IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE OUR PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND TRENDS AFFECTING OUR BUSINESS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: (I) COMPETITION FROM OTHER MANUFACTURERS AND DISTRIBUTORS OF CONNECTIVITY AND NETWORKING PRODUCTS BOTH NATIONALLY AND INTERNATIONALLY; (II) THE BALANCE OF THE MIX BETWEEN ORIGINAL EQUIPMENT MANUFACTURER SALES (WHICH HAVE COMPARATIVELY LOWER GROSS PROFIT MARGINS WITH LOWER EXPENSES) AND RETAIL SALES (WHICH HAVE COMPARATIVELY HIGHER GROSS PROFIT MARGINS WITH HIGHER EXPENSES) FROM PERIOD TO PERIOD; AND (III) OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND ASSEMBLY OF PRODUCTS AND THE ABSENCE OF SUPPLY AGREEMENTS. THESE AND ADDITIONAL FACTORS ARE DISCUSSED HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN INVOLVE AND ARE SUBJECT TO UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS WE MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider in connection with an investment in the common stock and the warrants. You should read the entire prospectus carefully, including "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION", the financial statements and the notes to those financial statements.

About Advanced Electronic Support Products, Inc.

     We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at the facility of our subsidiary, Communications Components Company, Inc., or CCCI. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers, customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

Our Mission

     We believe that current industry trends will lead to an increased demand for the use of networking and computer connectivity products designed to maximize and enhance the functionality of computers and create a substantial potential market for our products. Our overriding mission is to design, manufacture and market networking and computer connectivity products which can integrate any computer into any network at any time. Our primary focus is to anticipate technological advancements and consumer preference as far in advance as possible, develop new products and improved features to meet such market demands and transform ideas from concept to market as quickly as possible.

Our History

     In February 1997, we completed our initial public offering and gained the listing of our common stock and warrants on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions:

o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe;

o In November, 1997, we acquired Dataholding AS (now called Jotec/AESP AS), a distributor of connectivity and computer products headquartered in Oslo, Norway;

o In October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine;

o In March 1999, we completed the acquisition of the net assets of CCCI, which manufactures a line of network connectivity products and systems; and

o In June, 2000, we acquired the stock of Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line. Lanse had 1999 net sales and net income of approximately $3.2 million and $53,000, respectively.

     Our principal executive offices are located at 1810 N.E. 144th Street, North Miami, Florida 33181, and our telephone number (305) 944-7710.

The Offering

Common stock.........................   1,179,890 shares of common stock, par
                                        value $0.001 per share
Common stock outstanding as of
July 17, 2000........................   3,681,391 shares(1)

Use of proceeds......................   We will not receive any proceeds from
                                        the sale of the shares of common stock
                                        by the selling shareholders.

Trading symbol
(NASDAQ SmallCap Market).............   Common Stock: "AESP"
                                        Warrants: "AESPW"
------------------

(1) Excludes: (i) an aggregate of 1,547,650 shares of common stock reserved for issuance upon exercise of outstanding options and warrants, (ii) warrants to purchase 920,000 shares of our common stock at $6.90 per share until February 12, 2002, and (iii) the underwriters' warrants described in (2) below. Includes 294,170 shares issued on May 31, 2000 in connection with the acquisition of Lanse AS by the Company's subsidiary, AESP/Jotec AS. Does not include the issuance to the underwriters of our February 1997 initial public offering of an option to purchase 80,000 shares of common stock at an exercise price of $7.80 per share plus 80,000 warrants exercisable through February 13, 2002 at a purchase price of $0.165 per warrant to purchase an additional 80,000 shares of common stock for $6.90 per share.

Summary Consolidated Financial Data

         The following table sets forth our summary financial data. This table does not represent all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

Statement of Operations Data:

                                                                                  Three Months Ended March 31,
                                                Year Ended December 31,                    (unaudited)
                                           ---------------------------------    ---------------------------------
                                                 1999              1998              2000              1999
                                           ----------------   --------------    ---------------   ---------------
Net Sales                                       $26,466,271      $21,968,955         $6,698,759        $6,445,688

Income (loss) from operations(1)                    899,346      (3,374,294)            390,362           666,077

Income (loss) before income taxes(1)                636,280      (4,537,861)            383,010           591,664

Net income (loss)                                   387,477      (4,804,812)            247,393           482,964

Earnings (loss) per share:
         Basic                                          .12           (2.10)                .08               .16
         Diluted                                        .10           (2.10)                .06               .15

Weighted average number of shares outstanding:    3,173,699        2,284,201          3,264,097         3,111,408
         Basic                                    4,026,798        2,284,201          3,888,392         3,282,439
         Diluted

(1) During the 1998 periods, we recorded a pre-tax write-off of $2.1 million relating to our Russian inventory and receivables.

Balance Sheet Data:

                                                                 As of
                                           As of            March 31, 2000
                                     December 31, 1999       (unaudited)
                                     ------------------   ------------------
                                           Actual               Actual
                                     ------------------   ------------------
Working capital                         $ 4,653,422          $  5,290,815
Total assets                             12,488,166            13,683,493
Long term liabilities                       228,758               230,136
Total liabilities                         6,581,500             7,228,982
Shareholders' equity                      5,906,666             6,454,511

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

          THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AESP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION INCORPORATED BY REFERENCE, AND INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FROM TIME TO TIME. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

Forward Looking Statements

         The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

We Recently Had an Operating Loss and Sufficient Cash Flow Is Uncertain

         We incurred a net loss of $4,804,812 for the year ended December 31, 1998. Although our net income for the year ended December 31, 1999 was approximately $387,000, we expect our expenses to increase as we seek to further grow our business and as our business expands. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may be unable to sustain our recent profitability. We believe that operating cash flow generated through existing customers and business activities, current cash and cash equivalents and funds available from our $3.5 million line of credit, will be sufficient to fund operating cash flow needs and capital expenditures over the next twelve months. However, the proceeds of this offering, or other acceptable financing, will likely be required for acquisitions. If we are unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, our business will be materially and adversely affected.

Our Operating Results May Fluctuate

         Our quarterly and annual operating results are impacted by many factors, including the timing of orders and the availability of inventory to meet customer requirements. A large portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term purchase orders or commitments from our customers, we must anticipate the future volume of orders based upon the historic purchasing patterns of our customers and upon our discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a large customer or a group of customers could have a material adverse impact on our business, financial condition and results of operations.

We May Not Be Profitable in the Future or Pay Dividends

         We can make no assurances that our future operations will be profitable. Should our operations be profitable, it is likely that we would retain our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to declare or pay cash dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Our Industry Experiences Rapid Technological Change

         In general, the computer industry is characterized by rapidly changing technology. We must continuously update our existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render existing products obsolete. These products must be compatible with the computers and other products with which they are used. Our future prospects are dependent in part on our ability to develop new products that address new technologies and achieve market acceptance. We may not be successful in these efforts. If we were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on our results of operations. In addition, due to the uncertainties associated with the evolving markets which we address, we may not be able to respond effectively to product demands, fluctuations, or to changing technologies or customer requirements and specifications.

The Computer Industry Is Cyclical

         The computer industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, distributors and retailers of computers and computer- related products. General economic downturns have traditionally had adverse effects upon the computer- related industry due to the restrictions on expenses for products of this industry during recessionary periods. We may not be able to predict or respond to such cycles within the industry.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

We Are Dependent on Third Parties for Manufacturing and Assembly; There Are No Supply Agreements

         We are dependent on a number of manufacturers, both domestic and foreign, for the manufacture and assembly of our products pursuant to our design specifications. Although we purchase our products from several different manufacturers, we often rely on an individual manufacturer to produce a particular line of products. Although we have several different product lines, and despite our efforts to minimize such reliance by having other manufacturers available should the need arise, these manufacturers are currently not bound by contract other than by individual purchase orders to supply us with these products. The loss of one or more manufacturers of original equipment manufacturer products may have a material adverse impact on our business. While most of the connectivity products sold by us are available from multiple sources, we may not be able to replace lost manufacturers of connectivity products with others offering products of the same quality, with timely delivery and/or similar terms.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide us with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

We Utilize Foreign Suppliers and Manufacturers

         Most of the components we utilize in the manufacture and assembly of our products are obtained from foreign countries and a majority of our products are manufactured or assembled in foreign countries, such as the United Kingdom, China and Taiwan. The risks of doing business with companies in these areas include potential adverse changes in the diplomatic relations of foreign countries with the United States, changes in the relative purchasing power of the United States dollar, hostility from local populations, changes in exchange controls and the instability of foreign governments, increases in tariffs or duties, changes in China's or other countries' most favored nation trading status, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to import quotas on products from foreign countries and anti-dumping legislation, any of which could result in delays in manufacturing, assembly and shipment and our inability to obtain supplies and finished products. Alternative sources of supply, manufacture or assembly may be more expensive. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. Although we have not encountered significant difficulties in our transactions with foreign suppliers and manufacturers in the past, we may encounter such difficulties in the future.

There May Be Fluctuation in Exchange Rates Which Could Affect Our Prices

         The majority of our suppliers of components, manufacturers, and assemblers are foreign, and although all price quotations and payments with those entities are made in U.S. dollars, fluctuations in exchange rates could alter the price charged by these foreign suppliers, manufacturers and assemblers, and depending on the level of such exchange rate fluctuations, such price fluctuations could adversely affect our performance. Although the majority of our sales are made to customers in the United States and Europe, and although all price quotations and payments from customers are made in U.S. dollars, the same risks of adverse exchange rate fluctuations which are present with suppliers, manufacturers and assemblers (as set forth above) are also present in transactions with customers. We do not have a formal exchange risk management program nor do we engage in hedging activities with respect to exchange rate fluctuations because all price quotations and payments are made in U.S. dollars, which we believe helps reduce but does not eliminate the risk attendant to fluctuations in exchange rates.

We Are Dependent on Third Parties for Distribution

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. Internationally, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers, as well as to original equipment manufacturer customers. Accordingly, we are dependent on the continued viability and financial stability of our resellers. Our resellers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resellers may discontinue purchasing our products or providing our products with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resellers could have a material adverse effect on our results of operations.

We Are Dependent on Significant Customers

         No customer accounted for more than 10 percent of our net sales for the year ended 1999 and for the three months ended March 31, 2000. Our top 10 customers accounted for approximately 32% and 35%, respectively, of our net sales for the year ended 1999 and for the three months ended March 31, 2000. The loss of one or more significant customers could have a material adverse effect on our business and results of operations.

We Maintain Significant Inventory

         Although we monitor our inventory on a regular basis, we need to maintain a significant inventory in order to ensure prompt response to orders and to avoid backlogs. We may need to hold such inventory over long periods of time and the capital necessary to hold such inventory restricts the funds available for other corporate purposes. Holding inventory over long periods of time increases the risk of inventory obsolescence. A significant amount of obsolete inventory could have a material adverse effect on our business and our results of operations.

We Compete with Many Companies

         We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than we do. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Our Growth Strategy Includes Future Acquisitions: We May Not Be Able to Complete Any Acquisitions on Suitable Terms

         One element of our growth strategy involves growth through the acquisition of other companies, assets and/or product lines that would complement or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base. Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in our credit agreement, which restrictions include maintaining certain minimum ratios of assets versus liabilities and not permitting any indebtedness, guarantees or liens which would materially affect our ability to repay our loan to the bank. In addition, acquisitions involve risks that could adversely affect our operating results, including the assimilation of the operations and personnel of acquired companies, the possible amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete any acquisitions on suitable terms. No material commitments or binding agreements have been entered into to date and we may not complete any acquisitions. Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders generally will not be entitled to vote upon such acquisitions.

Our Credit Facility Imposes Restrictions

         We have a $3,500,000 credit facility with a financial institution. The agreement governing the line of credit contains covenants that impose limitations on us, limits our borrowings based upon a borrowing base formula tied to the value of our accounts receivable and inventory from time to time, and requires us to be in compliance with certain financial ratios. If we fail to make required payments, or if we fail to comply with the various covenants contained in our agreement, the lender may be able to accelerate the maturity of such indebtedness. As of December 31, 1999, we were not in compliance with the required financial ratios for our credit facility. We received a waiver of this non-monetary default as of December 31, 1999. We believe that we are presently in compliance with the required financial ratios and all other covenants under our credit facility agreement. Our U.S. receivables, inventory and other assets are pledged to the lender to secure our revolving line of credit. We expect to renew the revolving line of credit agreement prior to its expiration on September 2, 2000, although no assurance can be given that such renewal can be obtained, or if obtained, upon terms favorable to us. We may use the credit facility along with any potential proceeds from the exercise of the warrants for, among other purposes, acquisitions of other companies and/or inventories assisting in our potential growth. To the extent that there is an increase in interest rates, or present borrowing arrangements are no longer available, our future growth could be adversely impacted.

We Rely on Executive Officers and Key Employees

         Our continued success is dependent to a significant degree upon the services of Slav Stein and Roman Briskin and upon our ability to attract and retain qualified personnel experienced in the various phases of our business. Our ability to operate successfully could be jeopardized if one or more of our executive officers were unavailable and capable successors were not found.

Our Principal Shareholders May Control Us Through the Election of the Entire Board of Directors

         Assuming no exercise of the warrants or other outstanding warrants and options, Messrs. Stein and Briskin own 1,612,014 shares of our common stock, representing approximately 43.8% of our outstanding common stock. Since our Articles of Incorporation and Bylaws do not provide for cumulative voting, as a result of their ownership of these securities, Messrs. Stein and Briskin are effectively able to control us through the election of our entire Board of Directors.

We May Redeem the Warrants and this May Dilute Our Existing Shareholders

         We may redeem the warrants at any time at a price of $.01 per warrant upon thirty days' prior written notice to the holders thereof, if the average closing bid price for our common stock equals or exceeds $10.50 for the twenty consecutive trading days ending on the third day prior to the date of notice of redemption.

If we redeem the warrants, warrant holders will have thirty days during which they may exercise their rights to purchase shares of common stock. In the event a current prospectus is not available, the warrants may not be exercised and we will be precluded from redeeming the warrants. If holders of the warrants elect not to exercise them upon notice of redemption thereof, and the warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying common stock as of such date and the exercise price of such warrants, as well as any possible future price appreciation in the common stock. As a result of an exercise of the warrants, existing shareholders would be diluted and the market price of the common stock may be adversely affected. If a warrant holder fails to exercise his rights under the warrants prior to the date set for redemption, then the warrant holder will be entitled to receive only the redemption price, $.01 per warrant.

A Current Prospectus and State Blue Sky Registration May Be Required for the Exercise of the Warrants

         We will be able to issue shares of our common stock upon the exercise of the warrants only if (i) there is a current prospectus relating to our common stock issuable upon exercise of the warrants under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdiction in which the various holders of warrants reside. After a registration statement becomes effective, it may require continuous updating by the filing of post-effective amendments. A post-effective amendment is required (i) when, for a prospectus that is used more than 9 months after the effective date of the registration statement, the information contained therein (including the audited financial statements) is as of a date more than 16 months prior to the use of the prospectus, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement. We intend to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such a case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold. Accordingly, the market for the warrants may be limited because of the foregoing requirements.

Our Stock May Be Subject to Great Price Volatility

         The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market generally, and technology-related securities in particular, may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the common stock.

Anti-takeover Provisions May Discourage Certain Transactions

         Our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of us. In addition, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. In addition, our executive officers (Messrs. Stein and Briskin) have provisions in their employment agreements requiring us to pay each $750,000 in the event of a change in control of our company. Furthermore, such payments which exceed a certain level of compensation may not be deductible by us for federal corporate income tax purposes. The ability to issue preferred stock and the change in control payments could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

We May Make Adjustments to the Warrant Exercise Price and Exercise Date

         We, in our sole discretion, and in accordance with the terms of our warrant agreement with our warrant agent, may reduce the exercise price of the warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and our need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us and possibly adversely affect the market price of our securities.

                                 USE OF PROCEEDS

         This prospectus relates to the shares being offered and sold for the account of the selling stockholders. This prospectus also may be used, with our prior written consent, by donees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. We will not receive any proceeds from the sale of the shares, but will pay expenses related to the registration of the shares. See "Plan of Distribution."

                          MARKET PRICES OF COMMON STOCK

         Our common stock and warrants have been quoted in the Nasdaq SmallCap Market under the symbols AESP and AESPW, respectively, since February 12, 1997. The following table sets forth the high and low bid prices for the common stock as reported by the Nasdaq SmallCap Market for the periods indicated.

                                   Common Stock          Warrants
                                  --------------       ------------
                                  High       Low       High     Low
                                  ----       ---       ----     ---
Fiscal Year 1999
         1st Quarter             2 11/16    1  5/16     9/32    1/16
         2nd Quarter             2  5/8     1 17/32    11/32    1/16
         3rd Quarter             3  7/16    2  1/16     7/16    5/32
         4th Quarter             2  5/8     1 17/32     3/8     1/16

Fiscal Year 2000
         1st Quarter             8  3/8     1  3/4    2 7/8     9/32
         2nd Quarter             3  1/4     1  3/4    1        11/32
         3rd Quarter (through    2  7/16    2           3/8    11/32
         July 17, 2000)

         As of June 30, 2000, the Company believes that there were approximately 1,600 beneficial holders of its common stock.

                                 DIVIDEND POLICY

         We have not paid any dividends during the last two fiscal years and we do not intend to pay any cash dividends on common stock for the foreseeable future. We intend to reinvest our earnings, if any, in the growth and expansion of our business. Other than limitations on our borrowing based upon a borrowing base formula and other limitations imposed upon us by our credit facility, there are no restrictions that limit our ability to pay dividends or that are likely to do so in the future.

                                 CAPITALIZATION

         The following table sets forth our capitalization, as of March 31, 2000. The table should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                               March 31, 2000
                                                                (unaudited)
                                                                   Actual
Debt:
     Note Payable - line of credit                              $ 2,144,471
     Capital lease and other long term debt                         329,264
                                                                -----------
                                                                  2,473,735
                                                                -----------
Shareholders' equity
     Preferred stock, $.001 par value; 1,000,000 shares
     authorized; none issued                                             --
     Common stock, $.001 par value; 20,000,000 shares
     authorized; issued:  3,340,921 shares at March 31, 2000          3,341
     Paid-in capital                                              9,951,094
     Deficit                                                     (2,934,529)
     Cumulative foreign currency translation adjustment            (565,395)
                                                                -----------
Total shareholders' equity                                        6,454,511
                                                                -----------
Total Capitalization                                            $ 8,928,246
                                                                ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Results of Operations

         Year Ended December 31, 1999 Compared to December 31, 1998

         For the year ended December 31, 1999, we had net sales of $26.5 million, an increase of $4.5 million, or 20.5% over net sales of $22.0 million for the year ended December 31, 1998. The increase in sales primarily resulted from increases in domestic sales for both original equipment manufacturer and retail products. Original equipment manufacturer sales were up $1.5 million or 61.1%, for the 1999 fiscal year compared to the 1998 fiscal year. Similarly, domestic networking sales increased by $0.9 million, or 14.2%, for 1999 compared to 1998. Our 1999 sales also benefited from sales by CCCI of $1.0 million. International sales increased $1.8 million, or 18.7%, from 1998 to 1999. Sales during 1999 and 1998 to our Russian distributor aggregated 9.4% and 9.2%, respectively, of net sales. Sales by the Company's Ukranian Operation were $1.3 million for 1999, compared to $200,000 for 1998. This business was acquired by the Company in October 1998 and therefore 1998 sales only included two months of operations.

         Our gross profit margin was 38.4% for the year ended December 31, 1999, compared to 37.9% for 1998. The primary reason for this change was the increase in domestic retail sales and international networking sales from period to period, partially offset by an increase in OEM sales. As we have previously stated, the mix of original equipment manufacturer and networking business in any particular period will impact (positively or negatively) the gross profit margin in that particular period. Generally, original equipment manufacturer business generates a lower margin than our networking or international business, but has considerably less overhead corresponding to the sale. The gross profit margin for 1998 was also negatively impacted by write-offs of approximately $659,000 of inventory which was custom made for the Company's Russian distributor. The gross profit margin was positively impacted during 1999 by sales of a substantial portion of this inventory to the Company's Russian distributor. The Company believes that this inventory was sold for less than its original cost.

         Selling, general, and administrative (SG&A) expenses decreased $2.4 million, or 20.8%, for 1999 compared to 1998. SG&A for 1998 included a one time write-off of $1.4 million of Russian receivables and $.5 million of receivables from the Company's Ukrainian distributor prior to the acquisition of such distributor in October 1998. No such write-off occurred in 1999. As a percentage of net sales, SG&A for the twelve months ended December 31, 1999 was 35.0%. Comparatively, selling, general, and administrative expenses for 1998 was 53.2% (44.6% without the write-offs).

         As a result of the aforementioned factors, income from operations for 1999 was $900,000, compared to a loss of $3.4 million for 1998. The Company had a loss from operations during the fourth quarter of 1999 of $244,000.

         Interest expense (other than on shareholders' convertible notes) increased by $39,000 from period to period. Exchange rates losses were $131,000 for 1999, compared with $143,000 exchange rate gain in 1998. Taxes for 1998 benefited from net operating loss carry backs arising as a result of our 1998 losses.

         Diluted earnings per share for the 1999 fiscal year were $0.10 per share, compared to a loss of $2.10 per diluted share for the 1998 fiscal year. Weighted average diluted shares outstanding were 4,026,796 for 1999, compared to 2,284,201 for 1998. Weighted average shares outstanding for 1999 compared to 1998 includes the 799,514 shares issued at December 31, 1998 in connection with the conversion of outstanding convertible debt. See Note 11 of Notes to Consolidated Financial Statements.

         Three months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

         For the three month period ended March 31, 2000, we had consolidated net sales of $6.7 million, an increase of $253,000, or 3.9%, over consolidated net sales of $6.4 million for the same period of 1999. A substantial portion of the increase is attributable to sales by CCCI, which was acquired in March 1999. Sales in 2000 were also impacted by exchange rates. While sales to our international customers were higher from period to period in the currency used in each of our European subsidiaries, these sales were lower in U.S. dollars based on exchange rate differences during the three months ended March 31, 2000 compared to exchange rate differences during the three months ended March 31, 1999.

         Our gross profit was $2.7 million for the quarter ended March 31, 2000, compared with $3.0 million for the comparable period of 1999. Gross profit margin was 40.5% for the 2000 first quarter, compared to a gross profit margin of 46.3% for the 1999 first quarter. Margins are expected to drop slightly in the future as we expand sales of networking products (active and passive products), which have lower gross profit margins but we believe provide a much larger potential for us to grow compared with PC connectivity products.

         SG&A expenses were $2.3 million for the quarter ended March 31, 2000, unchanged from SG&A expenses of $2.3 million for the comparable period of 1999.

         For the reasons set forth above, we reported income from operations of $390,000 for the quarter ended March 31, 2000, a decrease of $276,000 from income from operations of $666,000 for the comparable 1999 period.

         Interest expense was $53,000 for the quarter ended March 31, 2000, an increase from interest expense of $42,000 for the comparable period of 1999. This increase was attributed to increased cost of borrowing during the last year and additional interest paid for funds borrowed in connection with the acquisition of CCCI. The foreign currency losses during the period ended March 31,2000 was $21,000 compared to $65,000 for the 1999 period, which reflects the strength of the US dollar compared with European currencies. Effective tax rate changes from period to period occurred based upon the mix of income from the various subsidiaries of the Company during each period.

         At March 31, 2000, basic shares outstanding were 3,264,097, an increase of 4.9% over basic shares outstanding at March 31, 1999 of 3,111,408. The increase was due primarily to the issuance of 173,000 shares as result of exercised options, plus the issuance in March 1999 of 86,206 shares in conjunction with the acquisition of CCCI. Average diluted shares outstanding increased by 18.5% to 3,888,392 shares, as additional options to purchase the Company's common stock became dilutive. Reflecting these increases in average basis and diluted shares, basic earnings per share were $.08 per share for the quarter ended March 31, 2000, compared to $.16 per share for the comparable period of 1999, and diluted earnings per share were $.06 per share for the quarter ended March 31, 2000, compared to $.15 per share for the comparable period in 1999.

Financial Condition, Liquidity and Capital Resources

         Historically, we have financed our operations primarily with cash flow from operations and with borrowings under our available credit lines. At March 31, 2000, our working capital was $5.3 million, and our current ratio was 1.76:1, compared to working capital of $4.7 million and a current ratio of 1.73:1 at December 31, 1999. At March 31, 2000, accounts receivable were $3.4 million, an increase of 11.6% over accounts receivable of $3.1 million at December 31, 1999. This increase was due to increased sales for the quarter ending March 31, 2000, offset in part by an increase in the allowance for doubtful accounts. At March 31, 2000, accounts payable and accrued expenses were $4.2 million, an increase of 33.2% from accounts payable and accrued expenses of $3.2 million at December 31, 1999. As of March 31, 2000, note payable, representing borrowings from a financial institution under our line of credit, was reduced to $2.1 million, from $2.4 million at December 31, 1999.

         For the quarter ended March 31, 2000, net cash generated by operations was $512,000, as our net income plus an increase in accounts payable and accrued expenses led to cash being generated, offset by increases in accounts receivable and inventories, and a decrease in income taxes payable and other liabilities. During the comparable period in 1999, net cash used in operations was $166,000, as our net income, plus decreases in accounts receivable and increases in income taxes payable and other liabilities were applied primarily to a reduction in accounts payable and accrued expenses.

         For the quarter ended March 31, 2000, net cash generated by financing activities was $44,000, reflecting $336,000 in proceeds from the sale of stock upon the exercise of stock options, offset by a reduction in borrowings of $292,000. During the 1999 period, net cash used in financing activities was $89,000, reflecting the payment of certain short term financial obligations and repayment of a bank overdraft.

         Net cash provided by investing activities in the 2000 first quarter included collection of loans from related parties of $207,000. In the 1999 first quarter, net cash from investing activities was primarily related to the acquisition of CCCI.

         Cash provided by operating activities for the year ended December 31, 1999 was $1.4 million, compared to cash used in operations of $1.1 million for 1998. The change from period to period results from the 1998 losses.

         Cash used in investing activities was $750,000 for 1999, compared to $300,000 for 1998. Included in investing activities for 1999 are loans to related parties of $449,000. These loans were made to various employees and former stockholders of the Company's Norwegian subsidiary. The current balance of the loans is approximately $257,000 and the loans are payable on December 31, 2000 with interest of 7% per annum.

         Cash provided by financing activities for the year ended December 31, 1998 was $2.4 million (primarily borrowings under the Company's line of credit), compared to cash used in financing activities during 1999 of $92,000.

         Working capital was $4.7 million at December 31, 1999, compared to $4.5 million at December 31, 1998. Accounts receivable were $3.1 million at December 31, 1999, compared to $3.0 million at December 31, 1998, reflecting better collection efforts during 1999. Inventory was $5.7 million at December 31, 1999, compared to $6.2 million at December 31, 1998. The decrease in inventory of $469,000 from period to period, despite substantially increased sales during 1999, reflects the results of our efforts to use our inventory more efficiently. The number turns of the inventory increased from 2.3 times in 1998 to 2.8 times in 1999.

         In September 1999, we obtained a $3.5 million line of credit from a financial institution. Borrowings available under the new line of credit, which matures on September 2, 2000, bear interest at the rate of prime plus one-quarter (.25) percent. Borrowings under the new line of credit are based on specific percentages of our U.S. receivables and inventories. The line of credit is secured by a lien on our assets, including our accounts receivable and inventories. The line of credit is also guaranteed by our principal stockholders, who have pledged the shares of our common stock which they own to secure their respective guarantees. Under the terms of the loan agreement relating to the new line of credit, we are required to comply with certain affirmative and negative covenants and to maintain certain financial benchmarks and ratios during future periods. As of December 31, 1999, we were out of compliance with one of those benchmarks, but the bank waived the non-monetary default arising as a result. As of March 31, 2000, we were in compliance with all of the aforementioned benchmarks and ratios. As of March 31, 2000, $2,144,000 was outstanding under the credit line and $451,000 was available for borrowing under the line of credit, based on applicable borrowing base formulas.

         We believe that the combination of our current working capital position, internally generated cash flow and its existing or a new line of credit will be sufficient to fund our operations for the balance of our fiscal year ending December 31, 2000. This is a projection, however, and there can be no assurance that our cash flow from operations and from available lines of credit will satisfy our working capital requirements. Additionally, while we expect that our credit facility will be renewed (or be replaced on similar terms) for another year, there can be no assurance that this will occur.

         We do not believe that inflation has had a significant effect on our operations during the last several years. We believe that we have historically been able to pass on increased costs of production to our customers. However, given the labor-intensive nature of our products and the fact that the majority of our production occurs in the Far East, we may not continue to be able to pass on such increased costs in the future.

         To date, inflation and seasonality have not had a material impact on our results of operations.

         We were not impacted by Year 2000 related problems in our operations, and we believe that our present computer systems are Y2K compliant.

                             DESCRIPTION OF BUSINESS

General

         We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at our Communications Components Company, Inc., or CCCI, facility. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

History of the Company

         Advanced Electronic Support Products, Inc. is a Florida corporation incorporated in 1983. Our headquarters are located in North Miami, Florida and we have warehouse facilities in North Miami. Through AESP Computerzubehor GmbH, a German company and Advanced Electronic Supports Products Computertillbehor i Sweden Aktiebolag, a Swedish company, we established sales offices and warehouses in Germany and Sweden in 1987 and 1988, respectively.

         Until 1990, we primarily offered connectivity products for use with Apple computers. In 1991, we expanded our product base to include PC connectivity and general networking products. Since 1993, we have experienced significant sales growth in the United States, and, through AESP Germany and AESP Sweden, significant sales growth in Europe. In 1995, we began warehousing products in Germany to accommodate our growing product line and to better service our expanding base of European customers, including those in Eastern Europe.

         In February 1997, we completed our initial public offering and gained the listing of our common stock on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions.

o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe.

o        In November, 1997, we acquired Dataholding AS (now called Jotec/AESP
         AS), a distributor of connectivity and computer products headquartered in Oslo, Norway.

o During October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine.

o In March 1999, acquired the assets of Communications Components Company, Inc. (CCCI), which manufactures a line of network connectivity products and systems.

o On May 31, 2000, we acquired Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line of passive networking products.

Networking and Computer Connectivity Industry Overview

         Information is proliferating worldwide, and demand for that information, by businesses, governments, universities and individuals, is likewise exploding, driven primarily by the exponential increase in use of the Internet for communications, information gathering and electronic commerce. Furthermore, as business becomes more complex and geographically diverse, the demand for information on which to base decision making, delivered to the "transaction point", wherever in the world that point might be, has fueled the proliferation of networks and computer connectivity systems.

         These trends have created an ever-increasing demand for bandwidth, to accommodate both the Internet and network traffic. However, the growth and technological advancement of the hardware backbone for networking and computer connectivity has simply not kept pace with that demand. The worldwide struggle to bring networking and computer connectivity hardware up to the level of demand represents a business opportunity for us, and our strategic objective is to become a leading manufacturer in the networking and computer connectivity equipment industry.

         The networking and computer connectivity market consists of two wholesale categories: manufacturers of computers and peripherals and distributors; and three retail categories, including retail stores, catalog companies and, most recently, web-based selling organizations. Our strategy is to market our products to all five of these potential customer groups.

         Manufacturers and distributors of networking and computer connectivity products range in size from channel dominant companies with annual sales of over $1 billion to independent or specialized distributors with annual sales of $1-3 million. Small distributors predominate the channel, reflecting both the specialized nature of technology and the variety of original equipment manufacturers and end-user customers for connectivity hardware.

         The networking and computer connectivity industry is characterized by rapid technological change. To maintain and enhance its competitive position, we must adapt to technological change, constantly upgrade and expand our product line, and eliminate obsolete products within that line. Thus, purchasing and inventory management are important determinants of our operating success.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

Products and Services

         Our product line consists of two categories: networking and computer connectivity products.

         Networking products are products which connect a computer to another computer, a network server, the Internet, the public switched telephone network or another enterprise. Networking products are divided into two sub-categories: active and passive. Active networking products include interface cards, transceivers, hubs, routers and repeaters. Passive networking products include patch panels, patch cables and wallplates.

         Connectivity products are products which connect a computer to peripheral equipment, such as printers, external storage devices, scanners, facsimiles or communications devices. Connectivity products include cables, plugs and interface devices. Within the computer industry, the trend in connectivity equipment is toward the development of so-called universal interfaces, using USB, Firewire and SCSI standards. These universal interfaces allow many different devices, such as monitors, keyboards, printers and modems, to be connected using one universal interface per connection. Universal interfaces have the potential to replace a number of connectivity products currently marketed by us. However, we believe that future sales of universal interfaces have the potential to be equal to or greater than sales of the connectivity devices replaced by such interfaces.

         We are constantly expanding and changing our product line within the aforementioned categories to expand the total number of products we can offer customers, to attract new customers, to penetrate new geographic and vertical markets and to increase gross sales. By expanding our product line to include products for different voltages, frequencies and connection configurations, and warehousing these products near potential customers, we have successfully expanded our sales activities into a number of Western and Eastern European countries.

         In order to provide assistance to our customers and to be competitive with other companies in our industry, we offer our customers several services. These services include: price protection (where the customer is entitled to receive a lower price if we publish a lower price to a situated customer for the same product on its next semiannual pricing list); enhanced packaging; custom packaging; technical and design support (where the customer receives advice from us on which product or design specification is appropriate for a particular situation); assembly support (where customers rely on us to assemble the component parts the customer traditionally had done itself); training (where the customer receives training from us on the different capabilities and applications of our products); merchandising/display programs and quality control.

Manufacturing and Suppliers

         All our products have been manufactured to our specifications. Those specifications are derived either from specifications provided to us by our original equipment manufacturer customers or from industry standard specifications. Products we sell to our original equipment manufacturer customers are typically manufactured to the customer's unique specifications. Products we sell to our networking and connectivity customers are typically manufactured to industry standard specifications.

         We contract with manufacturers using two methodologies. Under the first methodology, typically used for the manufacture of custom designed products, we contract with a primary manufacturer (a/k/a an "assembler") and then direct that manufacturer to various component manufacturers with whom we also have contracted. The component manufacturers then supply components to the assembler, who is responsible for final manufacturing of the finished product. The value of this methodology to the manufacturing of custom designed products is that we can enforce our specifications at every step of the component manufacturing and final assembly process. Under the second methodology, typically used for the manufacture of industry standard specification products, we contract only with the primary manufacturer, which makes its own arrangements with component suppliers. We enforce our specifications on the primary manufacturer, which is responsible for the enforcement of our specifications on the component suppliers with whom it has contracted.

         Due to the high volume and labor intensive nature of manufacturing computer connectivity products, most of the products we sell are manufactured outside the United States in such countries as Taiwan, the Peoples' Republic of China and Hong Kong. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. We also assemble a small percentage of our products at our North Miami, Florida facility. Additionally, as a result of our recent acquisition of CCCI, we now manufacture connectivity products at its Broomall, Pennsylvania manufacturing facility.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

Quality Control

         Our goal is to provide our customers with defect-free products. Working with our primary manufacturers and often with the manufacturers of the component parts, we have instituted quality control measures at five stages throughout the manufacturing process. At the first stage, we work with our primary manufacturers to institute a general quality control check upon the entry of the various component parts into the primary manufacturers' factory (a.k.a. the incoming inspection). At the second stage, the primary manufacturer checks to ensure that the contacts which are being fitted with connectors function properly. The third and fourth stages of quality control occur after each molding process, with the final product being subject to quality control upon shipment to us. The fifth and final stage of quality control occurs at one of our distribution warehouses (North Miami, Ukraine, Germany, Sweden and Norway). At this final stage of quality control, we test a certain percentage of each shipment of the products we receive to ensure the products meet our quality standards.

         In 1998, we were certified as being in compliance with the "ISO 9002" standard. The ISO 9002 standard is an international manufacturing standard which is becoming more prevalent across numerous industries. Almost all of our current suppliers are either ISO 9002 compliant or in the process of implementing ISO 9002 procedures.

Customer Base

         Our customer base is divided into two categories: original equipment manufacturers and resale customers. Original equipment manufacturer customers are generally manufacturers of computer-related audio-video equipment which use our products as part of their finished products. Resale customers are local and regional resellers, value-added resellers and distributors, educational institutions and catalog houses. Catalog houses constitute a large share of our U.S. retail sales. The resale mass merchandising market also represents a significant growth area for us. We do not sell our products directly to end-users.

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. In Europe, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers and web-based distributors. Accordingly, we are dependent on the continued viability and financial stability of our resale customers. Our resale customers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resale customers may not continue to purchase our products or provide us with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resale customers could have a material adverse effect on our results of operations.

         Sales to our exclusive distributor in Russia, AESP-Russia, amounted to 9.2% of our net sales for 1998 and 9.4% of our net sales for 1999. However, in August 1998, due to deteriorating economic conditions in Russia, AESP-Russia experienced a cessation of business volume. As a consequence, we elected, during our third fiscal quarter of 1998, to take a one-time charge of approximately $2.1 million, representing the write-off of inventory and accounts receivable relating to AESP-Russia. We are currently selling products to our Russian distributor on a paid-in-advance basis. In addition, during 1999, we recovered approximately $200,000 of the accounts receivable due from our Russian distributor which were written off during 1998.

         Our top 10 customers accounted for approximately 31%, 32% and 35%, respectively of our net sales for the years ended December 31, 1998 and 1999, and for the first quarter of 2000. No one customer accounted for more than 10% of net sales in 1998, 1999 or for the first quarter of 2000.

         We believe that due to the vagaries of the computer industry, it is likely that some customers who are significant customers in one period may become insignificant customers in future periods. The reduction in net sales attributable to our top ten customers from period to period reflects our attempts to diversify our customer base and reduce our dependence on any one set of customers. However, the loss of one or more significant customers could have a material adverse impact on our business and results of operations.

Marketing and Sales

         Our marketing and sales efforts are directed by our Sales and Marketing Department. The Marketing Department is responsible for, among other things, publishing our catalogs for each product line as well as the general company catalog, assisting our sales group in preparing for sales shows, advertising our products in industry publications, working with mail-order catalogs to prepare advertising space in such catalogs, and providing designs for packaging our products. The Sales Department is responsible for, among other things, contacting potential customers with information and prices for our products, following leads from trade shows, providing customer support and visiting customers on a regular basis. The Marketing Department is responsible for worldwide marketing while the Sales Department is divided in responsibility by geographic location.

         Original equipment manufacturer sales are handled by salespersons located in our headquarters in North Miami, Florida. All original equipment manufacturer customers receive their shipments from our North Miami warehouse. Networking and connectivity sales are generally handled from our headquarters in North Miami, Florida, from CCCI's facilities in Broomall, Pennsylvania, and from the German, Swedish, Ukrainian and Norwegian offices and warehouses.

Competition

         We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than ours. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins and prolonged price competition and would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Growth Strategy

         Our strategic objective is to become a leader in the computer and network connectivity equipment market, and to make the name "AESP" synonymous with state-of-the-art hardware in this segment.

         Networking and Connectivity Products & Original Equipment Manufacturer Customer Base

         We intend to increase our revenues and income in the networking and original equipment manufacturer markets by continuing to broaden our customer base in existing markets and by expanding into new markets. In order to increase national and international customer base, we intend to continue to market to large distributor catalog companies, to increase both our product line and inventory and to expand our sales reach in the US, Eastern and Western Europe and in the future into Latin America. To expand our original equipment manufacturer customer base, we intend to expand our business with computer product and networking hardware manufacturers, and to solicit manufacturers in other fast-growing vertical markets, such as networking, telecommunications, medical instrumentation and cable TV.

         Strategic Acquisitions

         The other element of our growth strategy is to acquire other companies, assets and/or product lines that will compliment or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base.

         Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to complete acquisitions may also be limited by certain restrictive covenants contained in our credit agreement. In addition, acquisitions involve risks that could adversely affect our operating results, including but not limited to the assimilation of personnel, inventory, product lines, customers and liabilities of the acquiree company; the effect of amortization of intangible assets, such as goodwill, on our earnings and the retention of key executives of the acquiree company. We may not be successful in consummating acquisitions on acceptable terms.

         Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders are not entitled to vote on acquisitions, mergers or other business combinations.

Corporate Organization

         Our operations are divided into six departments: (1) the Sales and Marketing Department, (2) the International Sales Department (including sales offices in Sweden, Germany, Norway and Ukraine), (3) the Purchasing Department,
(4) the Operations Department (including the MIS, shipping, warehouse and quality control and production groups), (5) the Finance/Accounting Department and (6) manufacturing/CCCI. The Sales and Marketing Department covers sales in Latin America, the United States and Canada. Account Managers and Customer Service Representatives service this department from our North Miami, Florida headquarters. The International Sales Department covers sales in Eastern and Western Europe, with offices in Sweden, Germany, the Ukraine and Norway, and an exclusive distributor in Russia.

Employees

         We currently employ 149 people at the following locations: Miami office- -59; Ukraine--37; Norway--20; CCCI--12; Sweden--11; and Germany--10. Company wide--33 employees work in administration/accounting, 12 employees work in purchasing, 49 employees work in sales and marketing, and 55 work in the operations department. None of our employees is covered by collective bargaining agreements. We believe that our relationship with our employees is good.

Government Regulation

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to networking and computer connectivity products.

Facilities

         The table set forth below identifies the principal properties we currently utilize. All properties are leased, are in good condition and are maintained on a regular basis and are adequate for our present requirements. RSB Holdings, Inc., a related party, owns the corporate headquarters, product assembly and central warehouse, and leases such properties to us. Under the terms of our credit agreement, RSB Holdings has executed landlord waivers, permitting the lender the priority right to enter our premises and seize collateral in the event of a default under the credit agreement. See Note 8 of Notes to Consolidated Financial Statements for information regarding the financial terms of our leases.

                                                                    Approximate
                                                                       Square
Facility Description                           Location               Footage
---------------------------------------------- ------------------- -------------

Corporate Headquarters, Product Assembly       North Miami, FL         10,000
 and Central Warehouse

Warehouse                                      North Miami, FL         20,000

Sales Office and Warehouse                     Tierp, Sweden            5,000

Sales Office and Warehouse                     Oslo, Norway            14,000

Sales Office and Warehouse                     Sulzemoos, Germany       5,000

Bonded Warehouse                               Vinnitsa, Ukraine       10,000

Sales Office                                   Vinnitsa, Ukraine       18,500

Sales Office and Manufacturing                 Broomall,                5,085
                                               Pennsylvania

         We also utilize a bonded warehouse in Rotterdam, Netherlands and a third party warehouse in Miami, Florida. We pay rent for both of these warehouses based upon the number of pallets which we store in these facilities from time to time.

Legal Proceedings

         We are not a party to any material legal proceedings and, to the best of our information, knowledge and belief, none is contemplated or has been threatened.

                                   MANAGEMENT

         Our officers and directors are as follows:

Name                          Age  Title
----                          ---  -----
Slav Stein(1)                 55   President, Chief Executive Officer
                                    and Director
Roman Briskin(1)              50   Executive Vice President, Secretary/Treasurer
                                    and Director
Terrence R. Daidone(1)(2)(3)  40   Director
William B. Coldrick(2)(3)     58   Director
Leonard Sokolow               43   Director
Roy Rafalco                   45   Chief Financial Officer

(1)      Member of the Executive Committee.
(2)      Member of the Audit Committee.
(3)      Member of the Compensation Committee.

         Each of our directors currently holds office until his or her successor is elected and qualified. At present, our By-laws provide for not less than one director nor more than twelve directors. Currently, we have five directors. Our By-laws permit our Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of our Board of Directors. There are no family relationships among any of our officers or directors. Our officers devote their full time to our business.

         The principal occupation and business experience for each of our officers and directors for at least the last five years is as follows:

         Mr. Stein is one of our founders and has been employed by us in a senior executive capacity and has been one of our Directors since our formation in 1983. Mr. Stein has been the President, Chief Executive Officer and a Director of our company since our IPO. Mr. Stein is also one of our principal shareholders.

         Mr. Briskin has been one of our senior executive officers since 1984, a Director since 1992 and has served as Executive Vice President, Secretary/Treasurer and a Director of our company since the IPO. Mr. Briskin is also one of our principal shareholders.

         Mr. Daidone has served as one of our Directors since January 1997. Mr. Daidone has been Vice President of Sales and Marketing of Fugate and Associates, Inc./ERS Imaging Supplies, Inc., a private corporation engaged in the collection and distribution of empty printer cartridges, since January 1996. From 1993 to 1996, Mr. Daidone served as Director of Mass Merchant Operations with Nashua Corporation, a company engaged in the manufacturing of coated products.

         Mr. Coldrick has served as one of our Directors since June 1997. Mr. Coldrick is also a Director of Focus Enhancements, Inc., a Delaware corporation, where he has served since 1993. Mr. Coldrick is retired. Prior to his retirement, Mr. Coldrick served in various senior capacities with Apple Computer and Unisys Corporation. Mr. Coldrick currently acts as an investor in and a consultant to several companies.

         Mr. Sokolow has been a Director of our company since November 1999. Since November 1999, Mr. Sokolow has been CEO and Vice Chairman of vFinance.com, Inc. which is traded over the counter. Since September 1996, Mr. Sokolow has been the President of Union Atlantic LC, a merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com. Since August 1993 Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business consulting firm.

Mr. Sokolow was Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end management investment company, from August 1994 to December 1998. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc., a distributor of major brand name consumer electronics to Latin America.

         Mr. Rafalco joined the Company in May 2000. Prior to joining the Company, for more than the last five years Mr. Rafalco was the Chief Financial Officer of Top Speed Corporation, a worldwide publisher of Windows and Internet software development tools, and during his last year with that Company, Mr. Rafalco also served as that Company's Chief Executive Officer.

Executive Compensation

         The following table shows remuneration paid or accrued by us during the year ended December 31, 1999 and for each of the two preceding years, to our Chief Executive Officer and to each of our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                                                            Long-Term Compensation
                                                   -----------------------------------
                                                           Awards
                                                   ----------------------
                                                   Restricted
     Name and                 Salary       Bonus     Stock        Option/                       All Other
Principal Position   Year      ($)        ($)(1)     Awards       SARs(#)     Payments     Compensation (2)(3)
------------------   ----    --------    --------   --------      ------      --------     -------------------
Slav Stein           1999    $180,000    $ 31,814      --         25,000         --              $  6,000
CEO                  1998     164,423          --      --        100,000         --                 6,000
                     1997     149,723      62,516      --        180,250         --                 6,000

Roman Briskin        1999    $180,000    $ 31,814      --         25,000         --              $  6,000
Executive Vice       1998     164,423          --      --        100,000         --                 6,000
President            1997     149,723      62,516      --        180,250         --                 6,000

------------------------
(1) Bonus is based on a percentage of pre-tax income pursuant to current employment agreements.

(2) Does not include compensation paid to the executive to allow the executive in 1997 to pay taxes on our income incurred while we were an S corporation for federal income tax purposes and interest on promissory notes due to the executive from us, which notes were converted into shares of common stock effective December 31, 1998.

(3) Messrs. Stein and Briskin receive an automobile allowance of $6,000 per year pursuant to the terms of their employment agreements with us. Table excludes value of a $500,000 term life insurance policy which we purchase for the benefit of each of Messrs. Stein and Briskin.

Option Grants During Last Fiscal Year

         The following table sets forth information concerning options granted during the fiscal year ended December 31, 1999 to the persons named in the preceding summary compensation table under the caption "Executive Compensation":

                                          INDIVIDUAL GRANTS
                         --------------------------------------------------
                          Number of Securities           % of Total
                               Underlying           Options/SARS Granted         Exercise or
                              Options/SARS            to Employees in             Base Price             Expiration
                               Granted (#)              Fiscal Year                ($/Sh.)*                 Date
-----------------------  ----------------------- -------------------------- ----------------------  --------------------
NAME
-----------------------  ----------------------- -------------------------- ----------------------  --------------------
Slav Stein                       25,000                     17.4%                    2.13                11/22/2009
Roman Briskin                    25,000                     17.4%                    2.13                11/22/2009

Aggregate Option/SAR Exercised During Last Fiscal Year and Fiscal Year-end Option/SAR Values

         The following table sets forth information concerning the value of unexercised stock options at the end of the 1999 fiscal year for the persons named in the preceding summary compensation table under the caption "Executive Compensation":

                                                                                                                Value of
                                                                            Number of Securities            Unexercised In-
                                                                           Underlying Unexercised              The-Money
                                                                           Options/SARS at FY-End           Options/SARS at
                                                                                    (#)                        FY-End ($)
                                                                         --------------------------      ----------------------
                       Shares Acquired On                                                                     Exercisable/
      Name                Exercise (#)          Value Realized ($)        Exercisable/Unexercisable          Unexercisable*
-----------------     ---------------------     --------------------     --------------------------      ----------------------
Slav Stein                      -                         -                    200,000/205,250                32,000/32,840
Roman Briskin                   -                         -                    200,000/205,250                32,000/32,840

* Computed based upon the difference between the closing price of our common stock at December 31, 1999 ($1.66) and the exercise price of certain of the outstanding options. No value has been assigned to options which are not in the money.

     Director Compensation

         Those of our directors who are not our employees are annually granted options to purchase 25,000 shares of common stock at an option exercise price equal to the closing price of the common stock on the date of grant. These options vest immediately. Directors also receive $3,000 per year for service on the Board of Directors and on committees of the Board of Directors. Directors who are our employees receive no additional compensation for their service on the Board of Directors. All directors are also reimbursed for expenses incurred in attending Board meetings.

     Employment Agreements

         On February 19, 1997, Messrs. Stein and Briskin each entered into employment agreements with us. The term of such employment agreements (subject to earlier termination for cause) are for an initial period of five years and will thereafter continue for successive one-year terms unless canceled by either party. During the term of such employment agreements, Messrs. Stein and Briskin each receive a salary of $150,000 per year, which salary will increase annually by 10 percent of the prior year's salary plus the increase in the consumer price index, which annual increase may not, in any event, exceed 20 percent of the prior year's salary. In addition, Messrs. Stein and Briskin will each be entitled to receive an annual bonus equal to five percent of our pre-tax net income in each fiscal year. We provide each of Messrs. Stein and

Briskin with an automobile allowance of $500 per month and a term life insurance policy in the amount of $500,000.

         In the event that during the term of such employment agreements there is a change of control of our company which has not been approved by our Board of Directors, Messrs. Stein and Briskin will have the option to terminate their employment with us within three months of the change of control and receive a lump sum payment of $750,000 each. In such event, all previously granted stock options would become automatically vested. If the Board of Directors approves a change of control, Messrs. Stein and Briskin may terminate their employment, but would only be entitled to receive a payment equal to the prior year's annual salary and to become automatically vested in a portion of their stock option equal to their percentage completion of the term of their employment agreement. For purposes of the employment agreements, a "change in control" is defined as an event that: (i) would be required to be reported in response to Item 6(e) of
Schedule 14(a) of Regulation 14A under the Exchange Act; or (ii) causes a person other than Messrs. Stein and Briskin to beneficially own more than 30 percent of our outstanding securities. As part of such employment agreements, each of Messrs. Stein and Briskin have agreed not to compete against us for a 12- month period following the termination of their employment with us for any reason other than a change in control without the approval of the Board of Directors.

Indemnification of Directors and Officers

         Pursuant to our Articles of Incorporation and By-laws, our officers and directors shall be indemnified by us to the fullest extent allowed under Florida law for claims brought against them in their capacities as officers and directors. Indemnification is allowed if the officer or director acts in good faith and, in the case of conduct in his official capacity, in a manner reasonably believed to be in the best interests of the company, or in all other cases, with a reasonable belief that his conduct was at least not opposed to our best interests. In the case of criminal proceedings, an officer or director should have no reasonable cause to believe his conduct was unlawful. Accordingly, it is possible that indemnification may occur for liabilities arising under the Securities Act. The underwriting agreement from our initial public offering also contains provisions under which we and our underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, our officers and our controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding our common stock owned as of June 15, 2000, by (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group. We cannot assure the timing of exercise of the warrants or whether all or any of the warrants will be exercised.

                                                   Beneficial Ownership
                                                   of Common Stock (1)
Name of Beneficial Owner(1)                        Shares       Percent
---------------------------                       ---------     -------
Slav Stein(2)                                     1,056,007      26.9%
Roman Briskin(2)                                  1,056,007      26.9%
Terrence R. Daidone(3)                              105,000       2.8%
William B. Coldrick(3)                               87,000       2.3%
Leonard Sokolow(3)                                   31,250        *
All directors and executive officers
  as a group (6 persons)(4)                       2,341,931      53.1%

--------------------
 *       Less than one percent.

(1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. The address for each beneficial owner is c/o Advanced Electronic Support Products, Inc., 1810 N.E. 144th Street, North Miami, Florida 33181.

(2) Includes options to purchase 250,000 shares of common stock issuable upon the exercise of vested stock options. Excludes unvested options to purchase 230,250 shares of common stock.

(3) Shares of common stock issuable upon the exercise of vested stock options.

(4) Includes vested stock options to purchase an aggregate of 729,917 shares of common stock.

                              CERTAIN TRANSACTIONS

         On July 15, 1996, we entered into a five year lease with RSB Holdings, Inc., a Florida corporation, pursuant to which we lease our corporate headquarters and warehouse in North Miami, Florida. We make annual payments under such lease in the amount of approximately $43,200. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding common stock of RSB Holdings, and are its sole officers and directors.

         Immediately prior to the effective date of the IPO (February 13, 1997), Messrs. Stein and Briskin, who owned all of the outstanding stock of AESP Computerzuberhor GmbH, a German company, and Advanced Electronic Support Products Computertillbehor i Sweden Aktiebolag, a Swedish company, contributed their interests in said corporations to AESP for no additional consideration.

         In February 1997, we issued two principal shareholders' notes, each in the amount of $869,562. The principal shareholders' notes bear interest at a rate of one percent over the prime rate, payable monthly. Principal and accrued but unpaid interest is due on February 19, 2005. The principal shareholders' notes were originally convertible into our common stock at a conversion price of $4.00 per share. In February and March 1997, we paid Messrs. Stein and Briskin $150,000 each as a prepayment of a portion of the principal shareholders' notes.

         Effective December 31, 1998, the principal shareholders' notes were converted into an aggregate of 799,514 shares of common stock. The conversion price was $1.80 per share. The conversion price was determined by the independent members of the Board, after negotiation with the principal shareholders and represented a 31% premium over the price of the common stock on the conversion date. The new conversion price, which amended the original conversion price, was agreed to in order to induce the holders of the notes to immediately convert the notes, thus saving us future interest on the notes and immediately increasing our net worth.

         In July 1995, US Advantage Corporation, a Florida corporation, loaned us $120,000, pursuant to a Demand Promissory Note, at an interest rate of 8.5 percent per annum. During 1997, we paid $125,350 to US Advantage in satisfaction of all the principal and a portion of the interest of the Demand Promissory Note. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding capital stock of US Advantage. Approximately $33,000 of accrued but unpaid interest remains due and payable under this note.

         In September 1997, we purchased the assets of the networking division of Focus Enhancements, Inc. Mr. Coldrick, who serves as one of our Directors, also serves as a director on the Board of Directors of Focus.

         Mr. Sokolow, who serves as one of our Directors, is the President of Union Atlantic LC, a merchant banking, strategic and consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com, of which Mr. Sokolow is also CEO and Vice Chairman.

         We believe that all the foregoing related-party transactions were on terms, as a whole, no less favorable to us than could reasonably be obtained from unaffiliated third parties. Since the IPO, all transactions with affiliates have been approved by a majority of our disinterested directors and on terms no less favorable to us than those that are generally available from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

Authorized Stock

         Our authorized capital consists of 20,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. None of the preferred stock is outstanding.

Common Stock

         Of our authorized common stock, 3,681,391 shares are issued and outstanding as of June 30, 2000. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

         Our shareholders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors,
(ii) are entitled to share ratably in all of our assets available for distribution to our shareholders upon liquidation, dissolution or winding up of our affairs, (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future, including voting, dividend, and liquidation rights.

         Our shareholders do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

         Each warrant entitles the holder thereof to purchase one share of common stock at a price equal to $6.90 (115% of the initial public offering price of our common stock through February 12, 2002). Each warrant is redeemable by us at a redemption price of $0.01 per warrant, at any time through February 12, 2002, upon 30 days' prior written notice to the holders thereof, if the average closing bid price of the common stock, as reported on the principal exchange on which the common stock is traded, equals or exceeds 175% of the price of the common stock per share for twenty consecutive trading days ending three days prior to the date of the notice of redemption. Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrants may not be exercised by the holders thereof and we will be precluded from redeeming the warrants. We may be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

         The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a dividend distribution to our shareholders, or a subdivision, combination or reclassification of the outstanding shares of common stock.

         We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period in accordance with the terms of our warrant agreement with the transfer agent if deemed appropriate by the Board of Directors.

         Any extension of the term and/or reduction of the exercise price of the warrants may be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. Other factors which the Board of Directors may consider in taking such action include the current market conditions, the price of the common stock and our need for additional capital.

Options and Convertible Securities Presently Outstanding

         The following options and convertible securities are currently outstanding: (i) options to purchase an aggregate 73,000 shares of common stock held by consultants; (ii) options to purchase an aggregate of 960,500 shares of common stock held by our principal shareholders; (iii) options to purchase 223,250 shares of common stock held by non-employee directors; and (iv) options to purchase an aggregate of 363,900 shares of common stock held by current and former employees.

Preferred Stock

         Our Board of Directors has the authority to issue 1,000,000 shares of preferred stock, $.001 par value, none of which is issued and outstanding, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series, and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The issuance of preferred stock with voting or conversion rights may adversely affect the voting rights of the holders of common stock. We have no present plans to issue shares of preferred stock.

Transfer Agent and Registrar

         Our transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company located at 2 Broadway, New York, New York 10004.

Reports to Security holders

         We will furnish to our security holders annual reports containing audited financial statements. We may issue other unaudited interim reports to our security holders as we deem appropriate.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each selling stockholder, the total number of shares of our common stock beneficially owned by each of the selling stockholders on the date of this prospectus, and the total number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because the selling stockholders may offer all or a portion of the shares at any time and from time to time after the date hereof, the exact number of shares that each selling stockholder may retain upon completion of the offering cannot be determined at this time.

         To our knowledge, none of the selling stockholders has had any material relationship with us during the past three years, except as set forth in the footnotes to the table.

                              Number of       Number of                      Percentage
                                Shares      Shares Being      Shares         of Shares
                             Beneficially    Offered for   Beneficially        Owned
                             Owned Prior       Selling     Owned after       after the
                                To the      Stockholders'  the Offering       Offering
Selling Stockholders         Offering (1)      Account         (2)              (2)
-----------------             ---------        -------        -------           -----
Slav Stein (3)(4)             1,056,007        399,757        656,250           16.7%
Roman Briskin (3)(4)          1,056,007        399,757        656,250           16.7%
Donald Y. Daily, Jr. (5)         86,206         86,206             --               *
Knut L0ken (6)                   92,808         92,808             --               *
Tor Fjaeringby (6)               45,352         45,352             --               *
Bj0rn Isaksen (6)                45,352         45,352             --               *
Terje J0rgenson (6)              15,117         15,117             --               *
Jack Jacobsen (6)                15,117         15,117             --               *
Bj0rn M0ller0d (6)               15,117         15,117             --               *
Espen J0rgenson (6)              48,121         48,121             --               *
Thorbj0rn Vestby (6)             17,186         17,186             --               *
                                             ---------
                                             1,179,890
                                             =========

--------------------
 *       Less than one percent.

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, each selling stockholder has beneficial ownership with respect to his/her shares of common stock.

(2) Assumes that all shares will be sold, that no additional shares will be acquired and the at no shares other than those offered will be sold.

(3)      Director and Executive Officer of the Company. See "Principal
         Stockholders."

(4) Shares issued upon conversion of convertible promissory note in December 1998.

(5)      Seller of shares of CCCI, a company we acquired in March 1999.

(6)      Seller of shares of Lanse AS, a company we acquired in May 2000.

                              PLAN OF DISTRIBUTION

         The selling stockholders or pledgees may sell or distribute some or all of the shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on NASDAQ, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which shares may be delivered in connection with the issuance of securities by issuers other than us that are exchangeable for (whether optional or mandatory), or payable in such shares (whether such securities are listed on a national securities exchanges or otherwise) or pursuant to which such shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with our prior written consent, by donees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use.

         The selling stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and any other selling stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares by the selling stockholders.

         We have agreed to pay all fees and expenses incident to the registration of the shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders. Each selling stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         If shares are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares are purchased.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and both we and the selling stockholders qualify for the exemption.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby has been passed on for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               ADVANCED ELECTRONIC
                              SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                                    CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Report of Independent Certified Public Accountants ............................................................. F-2

Consolidated Balance Sheet at December 31, 1999 ................................................................ F-3

Consolidated Statements of Operations for the Years Ended
         December 31, 1999 and 1998 ............................................................................ F-4

Consolidated Statements of Shareholders' Equity for the Years
         Ended December 31, 1999 and 1998 ...................................................................... F-5

Consolidated Statements of Cash Flows for the Years
         Ended December 31, 1999 and 1998 ...................................................................... F-6

Summary of Significant Accounting Policies ..................................................................... F-8

Notes to Consolidated Financial Statements ..................................................................... F-11

Condensed Consolidated Balance Sheets at December 31, 1999
         and March 31, 2000 (unaudited) ........................................................................ F-25

Condensed Consolidated Statements of Income for the Three
         Months Ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited) ................................ F-26

Condensed Consolidated Statements of Shareholders' Equity
         at March 31, 2000 (unaudited) ......................................................................... F-27

Condensed Consolidated Statements of Cash Flows for the Three
         Months Ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited) ................................ F-28

Notes to Condensed Consolidated Financial Statements (unaudited) ............................................... F-29

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Advanced Electronic Support Products, Inc.
North Miami, Florida

We have audited the accompanying consolidated balance sheet of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the periods then ended in conformity with generally accepted accounting principles.


                                                            /s/ BDO Seidman, LLP
Miami, Florida
April 12, 2000

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEET

                                                                                  DECEMBER
                                                                                  31, 1999
                                                                                ------------
ASSETS (Note 3)
CURRENT ASSETS
         Cash                                                                   $  1,601,770
         Accounts receivable, net of $60,000 allowance for doubtful accounts       3,058,018
         Inventories                                                               5,688,914
         Income taxes receivable                                                      38,187
         Due from related parties (Note 6)                                           448,684
         Prepaid expenses and other current assets                                   170,591
--------------------------------------------------------------------------------------------
Total current assets                                                              11,006,164
Property and equipment, net (Note 2)                                                 492,208
Intangible assets net of $268,920 accumulated amortization (Note 1)                  907,979
Deferred tax asset (Note 10)                                                          21,380
Other assets                                                                          60,435
--------------------------------------------------------------------------------------------
                                                                                $ 12,488,166
--------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
         Line of Credit (Note 3)                                                $  2,409,471
         Accounts payable                                                          2,382,798
         Accrued expenses                                                            778,431
         Income taxes                                                                272,661
         Customer deposits and other                                                 381,675
         Current portion long-term debt (Note 3)                                     127,706
--------------------------------------------------------------------------------------------
Total current liabilities                                                          6,352,742
Long-term debt (Note 3)                                                              228,758
--------------------------------------------------------------------------------------------
Total liabilities                                                                  6,581,500
--------------------------------------------------------------------------------------------
Commitments (Notes 8 and 9)
--------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (Notes 11 and 13):
         Preferred stock, $.001 par value; 1,000,000 shares authorized; none
         issued                                                                           --
         Common Stock, $.001 par value; 20,000,000 shares authorized;
         3,233,921 shares issued and outstanding                                       3,234
         Additional paid-in capital                                                9,615,501
         Deficit                                                                  (3,181,922)
         Cumulative foreign currency translation adjustment                         (530,147)
--------------------------------------------------------------------------------------------
Total shareholder's equity                                                         5,906,666
--------------------------------------------------------------------------------------------
                                                                                $ 12,488,166
--------------------------------------------------------------------------------------------

    See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                                  1999            1998
--------------------------------------------------------------------------------------------------
NET SALES (Notes 4 and 5)                                             $ 26,466,271    $ 21,968,955
                                                                      ------------    ------------
OPERATING EXPENSES:
         Cost of sales (Note 4)                                         16,300,426      13,646,496
         Selling, general and administrative (Notes 4, 6, 8 and 9)       9,266,499      11,696,753
                                                                      ------------    ------------
Total operating expenses                                                25,566,925      25,343,249
                                                                      ------------    ------------
INCOME (LOSS) FROM OPERATIONS                                              899,346      (3,374,294)
OTHER EXPENSES:
         Interest, net                                                    (189,508)       (150,675)
         Interest - shareholders (Note 11)                                      --        (988,902)
         Other                                                             (73,558)        (23,990)
                                                                      ------------    ------------
Income (loss) before income taxes                                          636,280      (4,537,861)
Provision for income taxes (Note 10)                                       248,803         266,951
                                                                      ------------    ------------
NET INCOME (LOSS)                                                     $    387,477    $ (4,804,812)
==================================================================================================
Earnings (loss) per common share (Note 12)                            $        .12    $      (2.10)
Earnings (loss) per common share - assuming dilution (Note 12)                 .10           (2.10)
==================================================================================================

    See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              CUMULATIVE
                                                                               FOREIGN
                                                ADDITIONAL     RETAINED        CURRENCY                       TOTAL SHARE-
                                   COMMON        PAID-IN       EARNINGS       TRANSLATION   COMPREHENSIVE       HOLDERS'
                                   STOCK         CAPITAL       (DEFICIT)       ADJUSTMENT       INCOME           EQUITY
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1997                            $     2,283    $ 6,843,374    $ 1,235,413     $   (97,079)    $        --     $ 7,983,991

Conversion of convertible
debt (Note 11)                          799      2,290,528             --              --              --       2,291,327

Options issued in connection
with consulting services                 --        230,000             --              --              --         230,000

Net Loss                                 --             --     (4,804,812)             --     $(4,804,812)     (4,804,812)
Other comprehensive income

     Foreign currency
     translation adjustment              --             --             --         (37,777)        (37,777)        (37,777)
                                                                                              -----------
                                                                                               (4,842,589)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1998                                  3,082      9,363,902     (3,569,399)       (134,856)             --       5,662,729

Issuance of common stock in
connection with acquisition
(Note 1)                                 86        149,914             --              --              --         150,000

Issuance of common stock in
connection with exercise of
stock options (Note 13)                  66        101,685             --              --              --         101,751

Net income                               --             --        387,477              --         387,477         387,477

Other comprehensive
income:
     Foreign currency
     translation adjustment              --             --             --        (395,291)       (395,291)       (395,291)
                                                                                              -----------
                                                                                                   (7,814)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1999                            $     3,234    $ 9,615,501    $(3,181,922)    $  (530,147)                    $ 5,906,666
=========================================================================================================================

    See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                                          1999            1998
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income (loss)                                                           $   387,477     $(4,804,812)
   Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities, net of effect of acquisition (Note 1)
        Provisions (recovery), net for losses on accounts receivable              (145,725)        185,441
        Depreciation and amortization                                              388,720         166,348
        Write-off  of Russian and Ukraine receivable                                    --       1,952,389
        Write-off of Russian inventory                                                  --         659,085
        Amortization of goodwill                                                   131,816         126,804
        Options granted in lieu of consulting fees                                      --         230,000
        Charge related to conversion of convertible debt                                --         852,202
        Deferred income taxes                                                      (72,169)        247,798
        (Increase) decrease in:
            Accounts receivable                                                    514,670        (592,201)
            Inventories                                                            587,396        (691,020)
            Prepaid expenses and other current assets                              (55,279)        233,050
            Other assets                                                             8,716          (8,926)
            Income tax receivables                                                 270,665        (308,852)
        Increase (decrease) in:
            Accounts payable and accrued expenses                                (717, 509)        436,205
            Income taxes payable                                                  (152,800)        189,936
            Customer deposits and other                                            286,371          68,034
----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                              1,432,349      (1,058,519)
----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Loan to related parties                                                        (448,684)             --
   Cash paid in acquisition, net of cash acquired                                  (71,504)         18,701
   Additions to property equipment                                                (230,261)       (318,323)
----------------------------------------------------------------------------------------------------------
Net cash (used) in investing activities                                           (750,449)       (299,622)
----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Overdraft                                                                       (67,632)         67,632
   Net proceeds from (payments on) borrowings                                     (126,064)      2,311,356
   Net proceeds from exercise of stock options                                     101,751              --
----------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                (91,945)      2,378,988
----------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                               589,955       1,020,847
Effect of exchange rate changes on cash                                           (395,291)        (37,777)
Cash, at beginning of year                                                       1,407,106         424,036
----------------------------------------------------------------------------------------------------------
CASH, AT END OF YEAR                                                           $ 1,601,770     $ 1,407,106
==========================================================================================================

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                                 1999         1998
--------------------------------------------------------------------------------------------
SUPPLEMENTAL INFORMATION:
   Cash paid for:
        Interest                                                        244,011      280,078
        Taxes                                                           490,492       77,016
--------------------------------------------------------------------------------------------
Non cash financing and investing activities:
Issuance of common stock for acquisition of net assets                  150,000           --
Acquisition of net assets (Note 1)                                      518,114      489,831
Conversion of convertible debt into common stock                             --    1,439,125
Non-cash charge associated with the conversion of convertible debt           --      852,202
Options granted in lieu of consulting fees                                   --      230,000

    See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS               Advanced Electronic Support Products,
                                      Inc., (AESP) is primarily a wholesaler of computer cables and accessories whose customers are computer manufactures, dealers and retailers located in the U.S.
                                      and foreign markets. The Company grants
                                      credit to customers without collateral.

SUBSIDIARIES AND BASIS OF             The Company's subsidiaries are based and
PRESENTATION                          operating in the United States, Sweden,
                                      Germany, Norway and Ukraine. The
                                      functional and reporting currency for
                                      statutory purposes is the United States
                                      Dollar, Swedish Krona, German Mark,
                                      Norwegian Krone and Ukraine Hryvna. The
                                      foreign financial statements have been
                                      translated to United States Dollars (U.S.
                                      $) using a methodology consistent with
                                      Statement of Financial Accounting
                                      Standards No. 52, Foreign Currency
                                      Translation. Assets and liabilities are
                                      translated to U.S. $ at the rate
                                      prevailing on the balance sheet dates and the statements of operations have been translated to U.S. $ using an average exchange rate for the applicable period.
                                      Results of this translation process are
                                      accumulated as a separate component of
                                      shareholders' equity. Exchange gains
                                      (losses), approximating ($131,000) and
                                      $143,000 for the years ended December 31, 1999 and 1998, respectively, are included in other income in the accompanying consolidated statements of operations.

PRINCIPLES OF CONSOLIDATION           The accompanying consolidated financial
                                      statements include the accounts of AESP
                                      and its subsidiaries (collectively, the
                                      "Company"). Intercompany transactions and balances have been eliminated in consolidation.

INVENTORIES                           Inventories consist of finished goods
                                      available for sale and are stated at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT                Property and equipment is recorded at
                                      cost. Depreciation and amortization is
                                      computed by the straight line and
                                      accelerated methods based on the estimated useful lives of the related assets of 3 to 10 years. Leasehold improvements and capital leases are amortized over the shorter of the life of the asset or the lease.

REVENUE RECOGNITION                   Revenues are recognized at the time of
                                      shipment of the respective merchandise.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES                          The Company is subject to taxation in the
                                      United States, Germany, Sweden, Norway and
                                      Ukraine, and accordingly, calculates and reports the tax charges in accordance with applicable statutory regulations.

                                      For the purpose of these financial
                                      statements, the Company has adopted the
                                      provisions of Statement of Financial
                                      Accounting Standards (SFAS) No. 109,
                                      "Accounting for Income Taxes," for all
                                      periods presented. Under the asset and
                                      liability method of SFAS 109, deferred
                                      taxes are recognized for differences
                                      between financial statement and income tax bases of assets and liabilities.

USE OF ESTIMATES                      The preparation of the financial
                                      statements in conformity with generally
                                      accepted accounting principles requires
                                      management to make estimates and
                                      assumptions that affect the reported
                                      amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

EARNINGS PER SHARE                    Basic earnings per share is computed on
                                      the basis of the weighted average number of common shares outstanding during each year. Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an antidilutive effect on diluted earnings per share are excluded from the calculations.

PREFERRED STOCK                       The Board of Directors of the Company is
                                      expressly authorized to provide for the
                                      issuance of the shares of preferred stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Florida, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTANGIBLE ASSETS                     Intangible assets, representing the excess
                                      of the cost over the net tangible and
                                      identifiable intangible assets of acquired businesses are stated at cost and are amortized on a straight-line basis, over the estimated future periods to be benefited (7-15 years). On an annual basis, the Company reviews the recoverability of intangible assets, based primarily upon an analysis of undiscounted cash flows from the acquired businesses.

                                      In the event the expected future net cash flows would become less than the carrying amount of the assets, an impairment loss would be recorded in the period such determination is made based on the fair value of the related businesses.

FUTURE ACCOUNTING PRONOUNCEMENTS      In June 1999, the Financial Accounting
                                      Standard Board issued SFAS No. 133,
                                      Accounting for Derivative Instruments and
                                      Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS
                                      No. 133 is effective for all fiscal
                                      quarters of fiscal years beginning after June 15, 2000.

                                      Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to affect its financial statements.

RECLASSIFICATIONS                     Certain 1998 amounts have been
                                      reclassified to conform with the 1999
                                      presentation.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITIONS                       On October 31, 1998, the Company acquired
                                      all the outstanding common stock of its
                                      Ukraine distributor. The purchase price of this acquisition was valued at approximately $490,000, the amount equal to the outstanding amount due from the distributor to the Company. Prior to October 31, 1998, the Company wrote- off approximately $530,000 due from it.

                                      In March 1999, the Company completed the acquisition of the assets of
                                      Communications Components Company, Inc.
                                      ("CCCI"), a manufacturer of network
                                      connectivity products and systems. The
                                      purchase price of $800,000 excluding
                                      acquisition costs of approximately
                                      $18,000, and the assumption of $341,000
                                      accounts payable and accrued expenses, was payable $350,000 in cash at closing, 86,206 shares of common stock of the Company (valued at $150,000, or $1.74 per share) and $300,000 payable with interest at 8% in annual installments over three years. In connection with the acquisition of CCCI, the Company recorded goodwill of approximately $391,000, which is being amortized over 15 years. The balance of the purchase price was allocated as follows:

                                      Cash                        $261,000
                                      Accounts receivable          389,000
                                      Inventory                    118,000
                                                                  --------
                                                                  $768,000
                                                                  ========

                                      These acquisitions were each accounted for under the purchase method, whereby the purchase prices were allocated to the underlying assets and liabilities based upon their estimated fair values. The accompanying statements of operations include the results of the businesses acquired from their respective dates of acquisition.

                                      The following unaudited pro forma
                                      information presents the results of
                                      operations of the Company as if the
                                      acquisitions had occurred on January 1,
                                      1998:

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31,                1999          1998
                 ------------------------            ------------  ------------
                 Net Sales                           $ 26,564,118  $ 23,859,570
                 Net income (loss)                   $    398,764    (5,514,017)
                 Net income (loss) per common share           .12         (2.32)
                 Net income (loss) per common
                    share - assuming dilution        $        .10         (2.32)

                                      The unaudited pro forma information
                                      assumes the elimination of intercompany
                                      sales with the Ukraine distributor of
                                      approximately $792,000 for 1998.

2. PROPERTY AND EQUIPMENT             Property and equipment consist of the
                                      following:


                                      DECEMBER 31,                       1999
                                      ------------                    ----------
                                      Leasehold improvements          $  281,670
                                      Capital leases                     159,011
                                      Office equipment                   475,524
                                      Machinery and equipment            142,812
                                      Furniture and fixtures              19,550
                                      Vehicles                           104,937
                                                                      ----------
                                                                       1,183,504
                                      Less: accumulated depreciation
                                             and amortization            691,296
                                                                      ----------
                                                                      $  492,208

3. LONG-TERM DEBT                     Long-term debt, comprising a line of
                                      credit, notes payable and capital leases, at December 31, 1999 is comprised of the following:

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      Prime + .25% (9% at December
                                      31, 1999) line of credit
                                      with a financial institution
                                      in the amount of $3,500,000,
                                      due September 2000, secured
                                      by all U.S. assets;
                                      guaranteed by the Company's
                                      principal shareholders.        $ 2,409,471

                                      9.5% capital lease, $3,346
                                      monthly, net of interest in
                                      the amount of $31,874 at
                                      December 31, 1999 due April
                                      2003                               117,072

                                      Note payable to shareholder
                                      of CCCI, interest at 8% a
                                      year, due April 2002               239,392
                                                                      ----------
                                                                       2,765,935
                                      Less current portion             2,537,177
                                                                      ----------
                                                                      $  228,758

                                      The line of credit agreement requires the Company to comply with certain covenants including limitations on further borrowings and dividend payments. At December 31, 1999, the Company was in violation of certain of its annual financial covenants. In this connection, the lender waives the covenant violation for 1999.

4. RUSSIAN WRITE-DOWN                 During the third quarter of 1998, the
                                      Company wrote-off approximately $1,400,000 related to a receivable from its distributor located in Russia. The Company took the write-down in the receivable as a result of the financial and economic conditions in Russia and the impact which it expected these conditions to have on its financial statements. In 1999, approximately $200,000 of previously written off receivables was recovered from this distributor and is included as a reduction of selling general and administrative expenses.

                                      Additionally, the Company wrote-off
                                      approximately $659,000 in specific
                                      inventory which is used predominantly by the Russian distributor. In 1999, a substantial amount of this inventory was sold which in management's estimate was, in the aggregate, less than original cost.

5. FOREIGN OPERATIONS

                                            UNITED          WESTERN          EASTERN
                                            STATES           EUROPE          EUROPE       ELIMINATION         TOTAL
Year ended December 31, 1999:
   Sales to unaffiliated customers       $ 14,895,055     $ 10,255,537    $  1,315,679    $         --     $ 26,466,271
   Transfers between geographic areas       4,574,920               --              --      (4,574,920)              --
                                         ------------------------------------------------------------------------------
   Total                                   19,469,975       10,255,537       1,315,679      (4,574,920)      26,466,271
                                         ------------------------------------------------------------------------------

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                            UNITED          WESTERN          EASTERN
                                            STATES           EUROPE          EUROPE       ELIMINATION         TOTAL
   Operating income (loss)                   (100,149)         949,255         132,822         (82,582)         899,346
   Income (loss) before income taxes         (327,719)       1,090,513         144,224        (270,738)         636,280
   Identifiable assets                      9,418,737        4,683,933         295,507      (1,910,011)      12,488,166
Year ended December 31, 1998:
   Sales to unaffiliated customers         12,218,570        9,549,328         201,097              --       21,968,995
   Transfers between geographic areas       2,625,158               --              --      (2,625,158)
                                         ------------------------------------------------------------------------------
   Total                                   14,843,728        9,549,328         201,097      (2,625,158)      21,968,995
                                         ------------------------------------------------------------------------------
   Operating income (loss)                 (4,427,728)       1,043,437          50,213         (40,216)      (3,374,294)
   Income (loss) before income taxes       (5,705,169)       1,095,322          45,623          26,363       (4,537,861)
   Identifiable assets                      9,077,534        4,332,965         598,135      (1,593,730)      12,414,904

                                      Identifiable assets are those assets, that are identified with the operations based in each geographic area. Foreign sales, including those of AESP, for the years ended December 31, 1999 and 1998 approximated 56% and 60%, respectively, of consolidated revenues. The Company's operations, consisting of network and connectivity products, are handled by each of its subsidiaries operating in their respective countries. Accordingly, management has chosen to organize its segments on a geographic by geographic basis, whereby sales and related data is attributed to the AESP entity that generates such revenues. Segment information is presented above for each significant geographic region.

                                      The Company has one supplier located in
                                      China which supplied approximately 11% of 1999 purchases and 10% of 1998 purchases.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. RELATED PARTY TRANSACTIONS         During 1998, the Company repaid an 8.5%
                                      note payable to an entity owned by the
                                      principal shareholders, in the amount of $125,350, including interest.

                                      The Company incurred fees of $121,795 to a company partially owned by the former chairman and managing director of the Company's Norwegian subsidiary for consulting services during 1998. No such fees were incurred in 1999 as the agreement was terminated as of January 1, 1999.

                                      The Company incurred fees of $31,752 to a company partially owned by a member of the Board of the Company's Norwegian subsidiary for services provided in 1998.

                                      Due from related parties at December 31, 1999 comprises (i) $224,475 notes receivable from related parties of the Company's Norwegian subsidiary, due December 31, 2000 with interest at 7% a year and (ii) $224,209 due from the former chairman and managing director of the Company's Norwegian subsidiary, of which $192,052 was repaid in February 2000.

7. FINANCIAL INSTRUMENTS              The carrying amounts of financial
                                      instruments including accounts receivable, accounts payable and debt approximated fair value due to the relatively short maturity of each.

8. COMMITMENTS                        The Company has entered into employment
                                      agreements, expiring in 2002, with its two principal shareholders which includes minimum annual compensation of $150,000 plus performance bonuses. The agreements provide for annual increases, as defined.
                                      In the event of a change in control of the Company (as defined) the shareholders may terminate their employment with the
                                      Company for a lump sum payment of $750,000 each. In addition, the Company provides them with an automobile allowance.

                                      The Company rents office space and
                                      warehouse under non-cancelable leases. The minimum future rental commitment for leases in effect at December 31, 1999, including leases to related parties, approximates the following:

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      YEARS ENDING DECEMBER 31,

                                      2000                 $ 164,000
                                      2001                   164,000
                                      2002                   157,000
                                      2003                   155,000
                                      2004                   155,000
                                                           ---------
                                                           $ 795,000

                                      The Company leases, under a lease expiring in 2001, office and warehouse space from an entity owned by the principal shareholders of the Company at $3,600 per month. The mortgage on the property has been guaranteed by the Company. The balance outstanding on the mortgage at December 31, 1999 was approximately $203,000.

                                      Rent expense in 1999 and 1998 aggregated approximately $295,000 and $255,000, respectively, including $43,200 in each
                                      year to related parties.

                                      The Company is liable under a patent
                                      license agreement, expiring in 2000,
                                      whereby it is required to pay a fee (as
                                      defined)for each product to pay a fee (as defined) for each product sold subject to the agreement. During 1999 and 1998, approximately $6,000 and $21,000, respectively, of royalties were incurred.

9. DEFERRED COMPENSATION PLAN         The Company has a defined contribution
                                      plan for its U.S. employees established
                                      pursuant to Section 401(k) of the Internal
                                      Revenue Code. Employees contribute to the plan a percentage of their salaries, subject to certain dollar limitations and the Company matches a portion of the employees' contributions. The Company's contributions to the plan for the years ended December 31, 1999 and 1998 aggregated $16,952 and $21,545, respectively.

10. INCOME TAXES                      The following are the components of income
                                      tax expense:

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            YEARS ENDED DECEMBER 31,       1999          1998
                            Current:
                              Federal                   $      --     $(227,833)
                              State                            --       (40,223)
                              Foreign                     320,972       287,209
                                                        ---------     ---------
                                                          320,972        19,153
                                                        ---------     ---------
                            Deferred:
                              Federal                          --       180,735
                              State                        (1,104)       30,938
                              Foreign                     (71,065)       36,125
                                                        ---------     ---------
                                                          (72,169)      247,798
                                                        ---------     ---------
                            Total                       $ 248,803     $ 266,951
                                                        =========     =========

                                      The Company intends to invest the
                                      undistributed earnings of the foreign
                                      subsidiaries in their respective
                                      countries. Accordingly, no provision for
                                      United States income taxes on
                                      undistributed earnings is required.

                                      The reconciliation of income tax computed at the United States federal statutory tax rate of 34% to income tax expense is as follows:

YEAR ENDED DECEMBER 31,                                    1999          1998
Tax (benefit) at the United States statutory rate     $   216,335   $(1,542,872)
State income tax (benefit), net of federal benefit           (729)       (6,128)
Differences in effective income tax rates of other
countries                                                (169,903)       64,584
Interest expense on convertible notes                          --       290,000
Other permanent differences, net                           15,927        14,500
Valuation allowance adjustment                            183,864     1,552,492
Other                                                       3,309      (105,625)
                                                      -----------   -----------
Total                                                 $   248,803   $   266,951
                                                      ===========   ===========

                                      The provision for foreign income taxes
                                      relates to Norway, Sweden, Germany and
                                      Ukraine. The statutory tax rates in
                                      Norway, Sweden, Germany and Ukraine for
                                      1999 and 1998 range from 45% to 28%.

                                      Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 are as follows:

                                   Deferred Tax Assets:
                                     Allowance for doubtful accounts    $ 22,578
                                     Inventory                           162,607

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              Net operating loss carry forward                        1,408,022
              Depreciation                                               46,905
              Intangible assets                                          49,395
              Foreign tax assets                                         21,380
              Compensation related to options granted for services      161,809
                                                                    -----------
                                                                      1,872,696
            Valuation allowance                                      (1,851,316)
                                                                    -----------
            Total deferred tax asset, net                           $    21,380
                                                                    ===========

                                      Realization of any portion of the
                                      Company's deferred tax asset at December
                                      31, 1999 is not considered to be more
                                      likely than not and accordingly a
                                      $1,851,316 valuation allowance has been
                                      provided.

11. COMMON STOCK                      In connection with the initial public
                                      offering in 1997, the Company sold an
                                      aggregate of 920,000 redeemable common
                                      stock purchase warrants of the Company at $.125 per warrant. The warrants, which expire in February 2002, provide for the holders of such warrants to purchase shares of common stock of the Company at $6.90 a share. The Company issued an option to purchase 80,000 shares of common stock of the Company at $7.80 per share to the underwriters, plus 80,000 warrants exercisable through February 13, 2002 at $.1625 per warrant. These warrants allow the holder to purchase an additional
                                      80,000 shares of the Company's common
                                      stock at $6.90 per share.

                                      In addition, the Company (i) made a
                                      distribution to its principal shareholders in the aggregate of $1,739,125, in the form of two seven year, prime + 1%, convertible (at $4.00 per share) subordinated promissory notes payable and
                                      (ii) issued options, to each of its two
                                      principal shareholders, to purchase
                                      180,250 shares of common stock at the
                                      initial public offering price of $6.00 per share (subsequently repriced in 1998 to $1.50 a share); such options are considered contingent options which vest and are exercisable seven years after the date of grant, with provision for earlier vesting based upon future earnings per share, net income or trading prices of the Company's common stock (all as defined).

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      On December 31, 1998, the Board of
                                      Directors approved a reduction in the
                                      conversion price of the convertible debt from $4.00 to $1.80 per share, at which time, the two principal shareholders converted the convertible debt in the amount of $1,439,125 into 799,514 shares of common stock. In connection with the conversion of the debt, the Company recorded interest expense of approximately $852,000 related to the fair value of the shares received in excess of the shares issuable pursuant to the original conversion terms.

12. EARNINGS PER SHARE                The following reconciles the components of
                                      the earnings per share (EPS) computation:


FOR THE YEAR ENDED DECEMBER 31                                1999                                   1998
                                    Income       Shares     Per-share     Income       Shares      Per-share
                                  (Numerator) (Denominator)   Amount   (Numerator)  (Denominator)    Amount
Earnings per common share

  Net income (loss) available to
  common shareholders              $ 387,477    3,173,699     $  .12   $(4,804,812)   2,284,201      $ (2.10)

Effect of Dilutive Securities:
  Stock Options                           --      853,099                       --           --
                                   -------------------------------------------------------------------------
Net income available to common
shareholders plus assumed
conversions                        $ 387,477    4,026,798     $  .10   $(4,804,812)   2,284,201      $ (2.10)
                                   =========================================================================

                                      Options to purchase 90,000 shares of
                                      common stock at $3.69 per share were
                                      outstanding during 1999, but not included in the computation of diluted EPS as the options were anti-dilutive.

                                      Options to purchase 1,001,600 shares,
                                      63,000 shares and 90,000 shares of common stock at $1.50, $2.13 and $3.69 per share, respectively, were outstanding during 1998, but not included in the computation of diluted EPS as the options were anti-dilutive.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. STOCK OPTIONS                     At December 31, 1999, the Company has a
                                      fixed stock option plan and non-plan
                                      options which are described below. The
                                      Company applies APB Opinion 25, ACCOUNTING
                                      FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for employee stock options. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized.

                                      In 1997, the Company granted a consultant a seven year option to purchase 63,000 shares of its common stock, at $4.00 a share with respect to 23,000 shares and $6.00 a share with respect to 40,000 shares. In 1998, the options were repriced to $2.13 a share and, accordingly, the Company recorded a $104,000 charge to consulting fees with a corresponding credit to additional paid in capital.

                                      In 1997, the Company granted 120,000
                                      options, exercisable at $3.69 per share, to a consultant. In 1998, options for 30,000 shares were forfeited. In connection with the remaining terms of the agreement, the Company recorded a charge to consulting fees with a corresponding credit to additional paid in capital in the amount of $54,300.

                                      During 1998, the Company granted options to purchase 75,000 shares of common stock at an exercise price of $1.50 a share to its directors. Accordingly, the Company has taken charge in the amount of $33,500 to advisory fees and a corresponding credit to additional paid in capital. Additionally, certain options to directors, issued in 1997, were repriced from $5.88 to $1.50 a share. In connection with this repricing, the Company has recorded advisory fees in the amount of $31,440 with a corresponding credit to additional paid in capital.

                                      During 1999, the company granted options to purchase 75,000 shares and 6,250 shares of its common stock at an exercise price of $1.63 and $2.13, respectively, a share to its directors.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      The fair value of the foregoing options to consultants and directors was determined based on the Black Scholes method.

                                      Pursuant to the Plan, the Company may
                                      grant incentive stock options and
                                      nonqualified stock options. The exercise price of options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted have maximum terms of not more than 10 years and are not transferable. Incentive stock options granted to an individual owning more than 10 percent of the total combined voting power of all classes of stock issued by the Company must be equal to 110 percent of the fair market value of the shares issuable on the date of the grant; such options are not exercisable more than five years after the grant date.

                                      Generally, options are exercisable
                                      one-third upon grant, one-third on the
                                      first anniversary of such grant and the
                                      final one-third on the second anniversary of such grant. However, options granted under the Plan shall become immediately exercisable if the holder of such option is terminated by the Company or is no longer a director of the Company, as the case may be, and subsequent to certain events which are deemed to be a "change in control" of the Company.

                                      Incentive stock options granted under the Plan are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

                                      The Plan provides for adjustments in the number and type of shares covered by the Plan and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      In 1998, the Company granted a total of
                                      66,400 options to employees. These options vest one-third upon the date of the grant and one-third each upon the next two anniversaries of the date of the grant, which options are exercisable at $1.50 per share. Further, during 1998, the two principal shareholders received 200,000 options at an exercise price of $1.50.

                                      In 1997, the Company granted a total of
                                      36,000 options to directors. The options vest over three years and were exercisable at $5.88. Additionally, 10,200 options were issued to employees. These options vest one-third each upon the next two anniversaries of the date of grant, which options were exercisable at $3.50 per share. Further, during 1997, the two principal shareholders received 360,500 contingent options. The above options were repriced in 1998 to $1.50 a share.

                                      In 1999, 80,200 and 13,600 options were
                                      issued to employees. These options vest
                                      one-third upon the date of grant and
                                      one-third each upon the next two
                                      anniversaries of the date of grant, which options were exercisable at $1.63 and $2.13, respectively, per share. Further, during 1999, the two principal shareholders received 50,000 options at an exercise price of $2.13 a share.

                                      FASB Statement 123, "ACCOUNTING FOR STOCK-
                                      BASED COMPENSATION," requires the Company to provide pro forma information regarding net income and net income per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1999: no dividend yield percent; expected volatility of 54.2%; risk- free interest rates of approximately 6.5%, and expected lives from 5 to 9 years for the non-plan options. The following assumptions are used for grants in 1998: no dividend yield percent; expected volatility of 93.2%; risk- free interest rates of 6.5% and expected lives of 5 to 9 years for the non-plan options.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      Under the accounting provisions of FASB
                                      Statements 123, the Company's pro forma
                                      net income and earning per share would
                                      have been as follows:

     YEAR ENDED DECEMBER 31                             1999           1998
                                                     ----------    ------------
     Net income (loss)

       As reported                                   $  387,477    $ (4,804,812)
       Pro forma                                       (102,523)     (5,204,504)

     Net income (loss) per common share

       As reported                                   $      .12    $      (2.10)
       Pro forma                                           (.03)          (2.28)

     Net income (loss) per common share - diluted:

       As reported                                   $      .10    $      (2.10)
       Pro forma                                           (.03)          (2.28)

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      A summary of the status of the Company's fixed stock option plan and non-plan options as of December 31, 1999 and 1998, and changes during the years then ended is presented below:

                                            DECEMBER 31, 1999       DECEMBER 31, 1998
                                                       Weighted-              Weighted-
                                                        Average                Average
                                                       Exercise                Exercise
                                           Shares       Price      Shares       Price
                                         ----------------------------------------------
Outstanding at beginning of year          1,154,600    $   1.71     849,700    $   5.41
Granted                                     225,050        1.78     341,400        1.50
Exercised                                   (66,000)       1.54          --       --
Forfeited                                   (18,600)       1.61     (36,500)       3.16
                                         ----------------------------------------------
Outstanding at end of year                1,295,050    $   1.72   1,154,600    $   1.71
                                         ==============================================
Options exercisable at year-end             833,716    $   1.84     540,599    $   2.54
                                         ==============================================
Weighted-average fair value of options
granted during the year                                $   1.26                $   1.34

                                      The following table summarizes information about fixed stock options and non-plan options outstanding at December 31, 1999:

                            Weighted
 Weighted-                   Average      Weighted                     Weighted-
  Average       Number      Remaining     Average         Number        Average
 Exercise    Exercisable   Contractual    Exercise      Exercisable    Exercise
  Price      at 12/31/99      Life         Price        at 12/31/99      Price
  -----      -----------      ----         -----        -----------      -----
$1.50-3.69    1,295,050       7.4         $ 1.72          833,716        $1.84

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                   March 31,      December 31,
                                                                                      2000            1999
                                                                                  ------------    ------------
                                                                                   (Unaudited)
ASSETS

CURRENT
     Cash                                                                         $  2,327,378    $  1,601,770
     Accounts receivable, net of allowance for doubtful accounts of $160,373 at
         March 31, 2000 and $60,000 at December 31, 1999                             3,412,597       3,058,018
     Inventories                                                                     5,981,005       5,688,914
     Income tax receivable                                                              39,573          38,187
     Due from related parties                                                          241,707         448,684
     Prepaid expenses and other current assets                                         287,401         170,591
                                                                                  ------------    ------------
TOTAL CURRENT ASSETS                                                                12,289,661      11,006,164
PROPERTY AND EQUIPMENT, NET                                                            449,369         492,208
INTANGIBLE ASSETS, NET                                                                 860,424         907,979
DEFERRED TAX ASSET                                                                      23,624          21,380
OTHER ASSETS                                                                            60,415          60,435
                                                                                  ------------    ------------
TOTAL ASSETS                                                                      $ 13,683,493    $ 12,488,166
                                                                                  ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable                                                                 $  2,144,471    $  2,409,471
     Accounts payable                                                                3,198,331       2,382,798
     Accrued expenses                                                                1,011,705         778,431
     Income taxes payable                                                              215,069         272,661
     Customer deposits and other                                                       330,142         381,675
     Current portion of long term debt                                                  99,128         127,706
                                                                                  ------------    ------------
Total current liabilities                                                            6,998,846       6,352,742
LONG TERM LIABILITIES                                                                  230,136         228,758
                                                                                  ------------    ------------
TOTAL LIABILITIES                                                                    7,228,982       6,581,500
                                                                                  ------------    ------------
SHAREHOLDERS' EQUITY
     Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued             --              --
     Common stock, $.001 par value; 20,000,000 shares authorized; issued:
     3,340,921 at March 31, 2000 and 3,233,921 at December 31, 1999                      3,341           3,234

     Paid-in capital                                                                 9,951,094       9,615,501
     Deficit                                                                        (2,934,529)     (3,181,922)
     Cumulative foreign currency translation adjustment                               (565,395)       (530,147)
                                                                                  ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                                                           6,454,511       5,906,666
                                                                                  ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $ 13,683,493    $ 12,488,166
                                                                                  ============    ============


     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                         Three Months Ended
                                                               March 31,
                                                       ------------------------
                                                           2000         1999
                                                       -----------  -----------
NET SALES                                              $ 6,698,759  $ 6,445,688
                                                       -----------  -----------
OPERATING EXPENSES:
         Cost of sales                                   3,986,747    3,460,656
         Selling, general and administrative expenses    2,321,650    2,318,955
                                                       -----------  -----------
Total operating expenses                                 6,308,397    5,779,611
                                                       -----------  -----------
INCOME FROM OPERATIONS                                     390,362      666,077
Other income (expenses):
         Interest, net                                     (53,313)     (42,366)
         Other                                              45,961      (32,047)
                                                       -----------  -----------
INCOME BEFORE INCOME TAXES                                 383,010      591,664
Provision for income taxes                                 135,617      108,700
                                                       -----------  -----------
NET INCOME                                             $   247,393  $   482,964
                                                       ===========  ===========
Net income per common share - basic                    $       .08  $       .16
                                                       ===========  ===========
Net income per common share - diluted                  $       .06  $       .15
                                                       ===========  ===========

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                                Cumulative
                                                                                  Foreign
                                                                                 Currency                       Total
                                      Common        Paid-In                     Translation   Comprehensive  Share-holder's
                                       Stock         Capital        Deficit      Adjustment       Income        Equity
                                    -----------    -----------    -----------    -----------    -----------   -----------
Balance at January 1, 2000          $     3,234    $ 9,615,501    $(3,181,922)   $  (530,147)   $        --   $ 5,906,666

Net Income                                                            247,393                       247,393       247,393

Issuance of common stock in
connection with exercise of stock
options                                     107        335,593                                                    335,700

Foreign currency translation
adjustment                                                                           (35,248)       (35,248)      (35,248)
                                                                                                -----------
                                                                                                $   212,145
                                    -----------    -----------    -----------    -----------    ===========   -----------
Balance at March 31, 2000           $     3,341    $ 9,951,094    $(2,934,529)   $  (565,395)                 $ 6,454,511
                                    -----------    -----------    -----------    -----------                  -----------

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                THREE MONTHS ENDED MARCH 31,                                     2000           1999
OPERATING ACTIVITIES:
         Net income                                                           $   247,393    $   482,964
         Adjustments to reconcile net income to net
         cash used in operating activities:
         Provision for losses on accounts receivable                              100,373         19,413
         Depreciation and amortization                                             91,688         62,626
         (Increase) decrease, net of business acquired:
                  Accounts receivable                                            (454,952)       336,135
                  Inventories                                                    (292,091)        31,892
                  Income tax receivable                                            (1,386)       (89,212)
                  Prepaid expenses and other current
                  assets                                                         (116,810)      (104,417)
                  Deferred tax asset                                               (2,244)        28,409
                  Other assets                                                         20         (4,778)
         Increase (decrease) in:
                  Accounts payable and accrued
                  expenses                                                      1,048,807     (1,310,528)
                  Income taxes payable                                            (57,592)       261,389
                  Other liabilities                                               (51,533)        93,884
                  Deferred tax liability                                               --         26,684
                                                                              -----------    -----------
NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES                                                              511,673       (165,539)
                                                                              -----------    -----------
INVESTING ACTIVITIES:
         Cash from acquisition                                                         --        339,812
         Additions to property and equipment                                       (1,294)        (3,290)
         Acquisition of business                                                       --       (299,451)
         Collection of loans due from related parties                             206,977             --
                                                                              -----------    -----------
NET CASH PROVIDED BY INVESTING
ACTIVITIES                                                                        205,683         37,071
                                                                              -----------    -----------
FINANCING ACTIVITIES:
         Net proceeds (payments) on borrowings                                   (292,200)       (21,252)
         Eliminate overdraft                                                           --        (67,632)
         Proceeds from exercise of stock options                                  335,700             --
                                                                              -----------    -----------
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                                                               43,500        (88,884)
                                                                              -----------    -----------
NET INCREASE (DECREASE) IN CASH                                                   760,856       (217,352)
         Effect of exchange rate changes in cash                                  (35,248)        24,788
CASH, AT BEGINNING OF YEAR                                                      1,601,770      1,407,106
                                                                              -----------    -----------
CASH, AT END OF PERIOD                                                        $ 2,327,378    $ 1,214,542
                                                                              -----------    -----------
Supplemental information:
         Cash paid for:
                  Interest                                                    $    62,134    $    46,194
                  Taxes                                                       $   189,578    $        --

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements, summary of accounting policies and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

2. ACQUISITION

In March 1999, the Company completed the acquisition of the assets of Communications Components Company, Inc. ("CCCI"), a manufacturer of network connectivity products and systems. The purchase price of $800,000 excluding acquisition costs of approximately $18,000, and the assumption of $341,000 accounts payable and accrued expenses, was payable $350,000 in cash at closing, 86,206 shares of common stock of the Company (valued at $150,000, or $1.74 per share) and $300,000 payable with interest at 8% in annual installments over three years. In connection with the acquisition of CCCI, the Company recorded goodwill of approximately $391,000, which is being amortized over 15 years. The balance of the purchase price was allocated as follows:

                     Cash                  $261,000
                     Accounts receivable    389,000
                     Inventory              118,000
                                           --------
                                           $768,000
                                           ========

This acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based upon their estimated fair values. The accompanying condensed consolidated statements of income include the results of the business acquired from its respective date of acquisition.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had occurred on January 1, 1999:

        THREE MONTHS ENDED MARCH 31,                      1999
---------------------------------------------       -----------------
Net sales                                               $   6,677,305
Net income                                                    505,403
Net income per common share - basis                               .16
Net income per common share - diluted                             .15

3. EARNINGS PER SHARE

The following reconciles the components of the earnings per share (EPS) computation:


FOR THE THREE
MONTHS
ENDED MARCH 31,                                   2000                                      1999
-------------------------------------------------------------------------------------------------------------------
                                                                    Per-                                     Per-
                                     Income         Shares         Share       Income         Shares         Share
                                   (Numerator)   (Denominator)     Amount    (Numerator)   (Denominator)     Amount
-------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income available to
common Shareholders                  $247,393       3,264,097       $0.08      $482,964       3,111,408      $0.16

Effect of Dilutive
Securities:
Options to purchase shares
of common stock                                       624,295                                   171,031
-------------------------------------------------------------------------------------------------------------------
Net income available to
common Shareholders plus
assumed conversions                  $247,393       3,888,392       $0.06      $482,964       3,282,439      $0.15
-------------------------------------------------------------------------------------------------------------------

For the three months ended March 31, 2000 and 1999, the average number of options that are considered dilutive are 624,295 and 171,031, respectively.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Options to purchase 10,000 shares of common stock at $3.69 per share were outstanding during 2000, but not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares. The options which expire in 2007 were outstanding at March 31, 2000.

Options to purchase 63,000 shares and 90,000 shares of common stock at $2.13 and $3.69 per share, respectively, were outstanding during 1999, but not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares.

4. SUBSEQUENT EVENTS

On May 12, 2000 the Board of Directors granted a total of 342,000 options to purchase shares of the Company's common stock, at an exercise price per share of $1.75 (fair market value on the date of grant), to officers, directors and employees of the Company. The options expire in 10 years and vest over a three year period, except for awards to outside directors totaling 90,000 options which vested on May 12, 2000. Messrs Stein and Briskin, the Company's principal shareholders, each received 75,000 options, of which 50,000 each vested May 12, 2000 and 25,000 each will vest in September 2000.

On May 31, 2000, the Company's subsidiary, AESP/Jotec AS acquired the stock of Lanse AS, located in Oslo, Norway, for a combination of stock (296,000 shares) and cash, aggregating approximately $1.2 million. Lanse AS manufactures and distributes networking hardware to the network installation industry in Norway.

5. RECLASSIFICATION

Certain 1999 amounts have been reclassified for comparative purposes.

                               -------------------

                   Advanced Electronic Support Products, Inc.

                        1,179,890 Shares of Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                  July __, 2000

                                -----------------

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act, we have the power to indemnify any person who is or was a party to any proceeding (other than an action by us, or in our right), because such person is or was a director, an officer, an employee, or an agent of ours (or is or was serving at our request under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest (and with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful).

         With respect to a proceeding by or in our right to procure a judgment in our favor, Section 607.0850(2) of the Florida Business Corporation Act provides that we shall have the power to indemnify any person who is or was a director, officer, employee, or agent of ours (or is or was serving at our request under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of our Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) if such a quorum is not attainable or by majority vote of a committee designated by the Board of Directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the Board of Directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of the full Board of Directors, or (d) by our shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding.

         Section 607.0850(12) of the Florida Business Corporation Act permits us to purchase and maintain insurance on behalf of any director, officer, employee or agent of ours (or one who is or was serving at our request in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or we have the power to indemnify such person against such liability.

Articles of Incorporation

         Our Articles of Incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. The Articles of Incorporation further provide that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Articles also contain a provision that eliminates the personal liability of our directors to us for monetary damages unless the director has breached his or her fiduciary duty and such breach constitutes or includes certain violations of criminal law, a transaction from which the director derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or wilful acts or misconduct. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Securities and Exchange Commission Policy

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such, director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

         The following is an itemization of estimated expenses payable by the Company in connection with the offer and sale of the Securities registered hereby:

SEC and NASD Registration and Filing Fees.................      $    12,500
Legal Fees................................................           20,000
Accounting Fees...........................................           10,000
Printing Fees.............................................            5,000
                                                                -----------
                                                                $    47,500
                                                                ===========

      The Company does not expect that the selling shareholders will pay any of the expenses of issuance and distribution in connection with the offer and sale of the Securities registered hereby.

Item 26. Recent Sales of Unregistered Securities.

         Not applicable.

Item 27. Exhibits.

(A) EXHIBITS.

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
 3.1        Amended and Restated Articles of Incorporation of the Company (1)
 3.2        Bylaws of the Company (2)
 3.3        Articles of Amendment to Amended and Restated Articles of
            Incorporation (2)
 3.4        Second Amended and Restated Bylaws of the Company (2)
 4.1        Form of Common Stock Certificate (2)
 4.2        Warrant Agreement and Warrant Certificate (2)
 5          Opinion of Akerman, Senterfitt & Eidson, P.A. *
 10.1       Loan Agreement between the Company and SunTrust Bank Miami, N.A., dated July 26, 1996 (7)
 10.2       Lease Agreement between the Company and RSB Holdings, Inc., dated
            July 15, 1996 (2)
 10.3       Promissory Note between the Company and U.S. Advantage, dated July
            15, 1995 (2)
 10.4       Form of 1996 Stock Option Plan (2)
 10.5       Form of Employment Agreement between the Company and Slav Stein (2)
 10.6       Form of Employment Agreement between the Company and Roman Briskin
            (2)
 10.7       Form of Convertible Subordinated Promissory Note from the Company to
            Messrs. Stein and Briskin (2)
 10.8       Form of Stock Option Agreement between the Company and Messrs. Stein and Briskin (2)
 10.9       Form of Mahoney Consulting Agreement (2)
 10.10      Form of Financial Advisory Agreement (2)
 10.11      Form of Contingent Stock Option Agreement between the Company and
            Messrs. Stein and Briskin (2)
 10.12      Form of Lock-Up Agreement (2)
 10.13      Amendment to 1996 Stock Option Plan (9)
 10.14      Loan Agreement between the Company and SunTrust Bank/Miami, N.A., dated March 25, 1999 (6)
 10.15      Loan Agreement between the Company and Commerce Bank, N.A., dated
            September 23, 1999 (8)
 10.16      Master Purchase Agreement between the Company and Focus
            Enhancements, Inc., dated September 29, 1997 (4)
 10.17      Amendment to Master Purchase Agreement between the Company and Focus
            Enhancements, Inc. (6)
 10.18      Asset Purchase Agreement between the Company and Focus Enhancements,
            Inc., dated September 30, 1997 (4)
 10.19      Share Exchange Agreement between the Company, Dataholding AS, and selling shareholders of Dataholding AS, dated November 12, 1997 (5)
 10.20      Stock Purchase Agreement among the Company, CCCI and Donald Y.
            Daily, Jr. (6)
 21.1       List of Subsidiaries (6)
 23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
            5) *
 23.2       Consent of BDO Seidman, LLP
 27         Financial Data Schedule (for the Securities and Exchange Commission
            purposes only)*

-------------
 *       Filed herewith.

(1) Incorporated by reference to our Registration Statement on Form 8-A (SEC File No. 000-21889) filed with the SEC on December 18, 1996.

(2) Incorporated by reference to our Registration Statement on Form SB-2, and amendments thereto (SEC File No. 333-15967) declared effective February 13, 1997.
(3) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.
(4) Incorporated by reference to our Current Report on Form 8-K filed October 16, 1997.
(5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 20, 1997.
(6) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1998.
(7) Incorporated by reference to our Registration Statement on Form SB-2 (SEC File No. 333-15967) filed with the SEC on November 12, 1996.
(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.
(9) Incorporated by reference to our definitive proxy statement, dated September 10, 1999.

Item 28. Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, this 26 day of July, 2000.

                                     Advanced Electronic Support Products, Inc.


                                     By: /S/ SLAV STEIN
                                        ---------------------------------------
                                         Slav Stein
                                         President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.


Name                                     Title                                      Date
----                                     -----                                      ----
/S/ SLAV STEIN                           President, Chief Executive Officer         July 26, 2000
-------------------------------------    and Director
Slav Stein

/S/ ROMAN BRISKIN                        Executive Vice President, Secretary
-------------------------------------    and Director                               July 26, 2000
Roman Briskin

/S/ TERRENCE R.  DAIDONE                 Director                                   July 26, 2000
-------------------------------------
Terrence R. Daidone

                                         Director                                   July __, 2000
-------------------------------------
William B. Coldrick

/S/ LEONARD SOKOLOW                      Director                                   July 26,2000
-------------------------------------
Leonard Sokolow

/S/ ROY RAFALCO                          Chief Financial Officer                    July 26, 2000
-------------------------------------    (Chief Financial Officer and Chief
Roy Rafalco                              Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT NO.                DOCUMENT
-----------                --------
    5               Opinion of Akerman, Senterfitt & Eidson, P.A.

   23.2             Consent of BDO Seidman, LLP

   27               Financial Data Schedule